UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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Build-A-Bear Workshop, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Build-A-Bear Workshop, Inc.

1954 Innerbelt Business Center Drive

St. Louis, Missouri 63114

March 29, 2018

Dear Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Build-A-Bear Workshop, Inc. to be held at our World Bearquarters, 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114 on Thursday, May 10, 2018, at 10:00 a.m. Central Time. For your reference, directions for our annual meeting site are provided at Appendix A to this proxy statement.

At the meeting, you will be asked to elect two Directors; ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our current fiscal year; approve, by non-binding vote, executive compensation; and transact such other business as may properly come before the meeting.

The formal Notice of Annual Meeting of Stockholders and proxy statement accompanying this letter provide detailed information concerning matters to be considered and acted upon at the meeting. Your vote is important. I urge you to vote as soon as possible, whether or not you plan to attend the annual meeting. You may vote via the Internet, as well as by telephone or by mailing the proxy card. Please review the instructions with the proxy card regarding each of these voting options.

Thank you for your continued support of, and interest in, Build-A-Bear Workshop. I look forward to seeing you at the annual meeting.

Sincerely,

Sharon John
President and Chief Executive Officer

Build-A-Bear Workshop, Inc.

1954 Innerbelt Business Center Drive

St. Louis, Missouri 63114

NOTICE OF ANNUAL

MEETING OF STOCKHOLDERS

May 10, 2018

The 2018 Annual Meeting of Stockholders of BUILD-A-BEAR WORKSHOP, INC., a Delaware corporation (the “Company”), will be held at our World Bearquarters, 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114, on Thursday, May 10, 2018, at 10:00 a.m. Central Time, to consider and act upon the following matters:

1. to elect two Directors;

2. to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2018;

3. to approve, by non-binding vote, executive compensation; and

4. to transact such other business as may properly come before the meeting or any adjournments thereof.

Only stockholders of record at the close of business on March 20, 2018 are entitled to notice of and to vote at the annual meeting. At least ten days prior to the meeting, a complete list of stockholders entitled to vote will be available for inspection by any stockholder for any purpose germane to the meeting, during ordinary business hours, at the office of the Secretary of the Company at 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114. As a stockholder of record, you are cordially invited to attend the meeting in person. Regardless of whether you expect to be present at the meeting, please either (i) complete, sign and date the enclosed proxy and mail it promptly in the enclosed envelope, or (ii) vote electronically via the Internet or telephone as described in greater detail in the proxy statement. Returning the enclosed proxy, voting electronically, or voting telephonically will not affect your right to vote in person if you attend the meeting.

By Order of the Board of Directors

Eric Fencl
Chief Administrative Officer, General Counsel and Secretary

EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE BY TELEPHONE OR THE INTERNET, OR EXECUTE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY. A RETURN ENVELOPE (WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOUR CONVENIENCE. TELEPHONE AND INTERNET VOTING INFORMATION IS PROVIDED ON YOUR PROXY CARD. SHOULD YOU ATTEND THE MEETING IN PERSON, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 10, 2018

The Company’s proxy statement and Annual Report on Form 10-K for the 2017 fiscal year are available at https://materials.proxyvote.com/120076.

BUILD-A-BEAR WORKSHOP, INC.

1954 Innerbelt Business Center Drive

St. Louis, Missouri 63114

 2018 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Build-A-Bear Workshop, Inc., a Delaware corporation (the “Company” or “Build-A-Bear Workshop”), to be voted at the 2018 Annual Meeting of Stockholders of the Company and any adjournment or postponement of the meeting. The meeting will be held at our World Bearquarters, 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114, on Thursday, May 10, 2018, at 10:00 a.m. Central Time, for the purposes contained in the accompanying Notice of Annual Meeting of Stockholders and in this proxy statement. For your reference, directions to our annual meeting site are provided at Appendix A to this proxy statement.

ABOUT THE MEETING

Why Did I Receive This Proxy Statement?

Because you were a stockholder of the Company as of March 20, 2018 (the “Record Date”) and are entitled to vote at the annual meeting, the Board of Directors is soliciting your proxy to vote at the meeting.

This proxy statement summarizes the information you need to know to vote at the meeting. This proxy statement and form of proxy were first mailed to stockholders on or about March 29, 2018.

What Am I Voting On?

You are voting on three items:

(a)	the election of two Directors;
(b)	the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2018; and
(c)	the approval, by non-binding vote, of executive compensation.

How Do I Vote?

Stockholders of Record: If you are a stockholder of record, there are four ways to vote:

(a)	by toll-free telephone at 1-800-652-8683;
(b)	by Internet at www.investorvote.com/BBW;
(c)	by completing and returning your proxy card in the postage-paid envelope provided; or
(d)	by written ballot at the meeting.

Street Name Holders: Shares which are held in a brokerage account in the name of the broker are said to be held in “street name.” If your shares are held in street name you should follow the voting instructions provided by your broker. You may complete and return a voting instruction card to your broker, or, in many cases, your broker may also allow you to vote via the telephone or Internet. Check your proxy card for more information. If you hold your shares in street name and wish to vote at the meeting, you must obtain a legal proxy from your broker and bring that proxy to the meeting.

Please note that brokers may no longer use discretionary authority to vote shares on the election of Directors or on executive compensation matters if they have not received instructions from their clients. Please vote your proxy so your vote can be counted.

Regardless of how your shares are registered, if you complete and properly sign the accompanying proxy card and return it to the address indicated, it will be voted as you direct.

What is the Deadline for Voting via Internet or Telephone?

Internet and telephone voting for stockholders of record is available through 11:59 p.m. Eastern Time on Wednesday, May 9, 2018 (the day before the annual meeting).

What Are the Voting Recommendations of the Board of Directors?

The Board recommends the following votes:

(a)	FOR the election of each of the two Director nominees;
(b)	FOR ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for fiscal 2018; and
(c)	FOR the non-binding approval of executive compensation.

Unless you give contrary instructions on your proxy card, the persons named as proxy holders will vote your shares in accordance with the recommendations of the Board of Directors.

Will Any Other Matters Be Voted On?

We do not know of any other matters that will be brought before the stockholders for a vote at the annual meeting. If any other matter is properly brought before the meeting, your signed proxy card gives authority to Sharon John, Voin Todorovic and Eric Fencl to vote on such matters in their discretion.

Who Is Entitled to Vote at the Meeting?

Only stockholders of record at the close of business on the Record Date are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

How Many Votes Do I Have?

You will have one vote for every share of Build-A-Bear Workshop common stock you owned on the Record Date.

How Many Votes Can Be Cast by All Stockholders?

15,018,987, consisting of one vote for each share of Build-A-Bear Workshop common stock outstanding on the Record Date. There is no cumulative voting.

How Many Votes Must Be Present to Hold the Meeting?

The holders of a majority of the aggregate voting power of Build-A-Bear Workshop common stock outstanding on the Record Date, or 7,509,494 votes, must be present in person, or by proxy, at the meeting in order to constitute a quorum necessary to conduct the meeting.

If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum. A broker non-vote occurs when a bank or broker holding shares in street name submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.

We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum has been achieved.

What Vote Is Required to Approve Each Proposal?

In the election of Directors (Proposal 1), the affirmative vote of the majority of votes cast in person or by proxy with respect to a Director nominee’s election will be required for approval of each Director who is up for election, meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee. If any nominee for Director receives a greater number of votes “against” his or her election than votes “for” such election, our Director Resignation Policy requires that such person must promptly tender his or her resignation to the Board following certification of the vote. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the election of nominees.

For the proposals to (i) ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2018 (Proposal 2), and (ii) approve, by non-binding vote, executive compensation (Proposal 3), the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval, meaning that of the shares represented at the meeting and entitled to vote, a majority of them must be voted “for” the proposal for it to be approved. Abstentions will have the same effect as a vote “against” these proposals, and broker non-votes will have no effect on the vote for these proposals.

Please vote your proxy so your vote can be counted. This is particularly important since brokers may no longer use discretionary authority to vote shares in the election of Directors or on executive compensation matters if they have not received instructions from their clients. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to the matter and will therefore have no effect on the outcome of that matter.

Can I Change My Vote?

Yes. To change your vote, send in a new proxy card with a later date, cast a new vote by telephone or Internet, or send a written notice of revocation bearing a date later than the date of the proxy to the Company’s Corporate Secretary at the address on the cover of this proxy statement. Also, if you attend the meeting and wish to vote in person, you may request that your previously submitted proxy not be used.

How Can I Access the Company’s Proxy Materials and Annual Report Electronically Online?

This proxy statement and the 2017 Annual Report on Form 10-K are available at https://materials.proxyvote.com/120076.

Who Can Attend the Annual Meeting?

Any Build-A-Bear Workshop stockholder as of the Record Date may attend the meeting. If you own shares in street name, you should ask your broker or bank for a legal proxy to bring with you to the meeting. If you do not receive the legal proxy in time, bring your most recent brokerage statement so that we can verify your ownership of our stock and admit you to the meeting. However, you will not be able to vote your shares at the meeting without a legal proxy.

If you return a proxy card without indicating your vote, your shares will be voted as follows: (i) FOR the two nominees for Director named in this proxy statement (Proposal 1); (ii) FOR ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for fiscal 2018 (Proposal 2); (iii) FOR approval, by non-binding resolution, of executive compensation (Proposal 3); and (iv) in accordance with the recommendation of management on any other matter that may properly be brought before the meeting and any adjournment of the meeting.

Proof of ownership of Build-A-Bear Workshop stock, as well as a valid form of personal identification (with picture), must be presented in order to attend the annual meeting.

What is “Householding” of Proxy Materials?

The Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. The Company will deliver, promptly upon request, a separate copy of the proxy statement to any stockholder who is subject to householding. You can request a separate proxy statement by writing to the Company at Build-A-Bear Workshop, Inc., Attention: Corporate Secretary, 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114 or by calling the Company at (314) 423-8000. Once you have received notice from your broker or the Company that they are or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement in the future, or if you currently receive multiple proxy statements and would prefer to participate in householding, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company as noted above.

Who Pays for the Solicitation of Proxies?

The Company will bear the cost of the solicitation of proxies for the meeting. Brokerage houses, banks, custodians, nominees and fiduciaries are being requested to forward the proxy material to beneficial owners and their reasonable expenses therefor will be reimbursed by the Company. Solicitation will be made by mail and also may be made personally or by telephone, facsimile or other means by the Company’s officers, Directors and employees, without special compensation for such activities.

VOTING SECURITIES

On the Record Date, there were 15,018,987 outstanding shares of the Company’s common stock (referred to herein as “shares”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of the Company’s shares as of March 20, 2018 (unless otherwise noted) by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares, (ii) each Director and Director nominee of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table (the “Named Executive Officers” or “NEOs”), and (iv) all executive officers and Directors of the Company as a group. The table includes shares that may be acquired within 60 days of March 20, 2018 upon the exercise of stock options by employees or outside Directors and shares of restricted stock. Unless otherwise indicated, each of the persons or entities listed below exercises sole voting and dispositive power over the shares that each of them beneficially owns. Except as indicated below, the address of each person or entity listed is c/o Build-A-Bear Workshop, Inc., 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114. For the beneficial ownership of the stockholders owning 5% or more of the shares, the Company relied on publicly available filings and representations of the stockholders.

Name of Beneficial Owner	Amount and Nature of Shares of Common Stock Beneficially Owned(18)(19)	Percentage of Class
Point72 Asset Management, L.P.(1)	2,983,825	19.9%
Dimensional Fund Advisors LP(2)	1,347,709	9.0%
J. Carlo Cannell(3)	967,257	6.4%
BlackRock, Inc. (4)	876,475	5.8%
Sharon John(5)	586,191	3.8%
Eric Fencl(6)	222,080	1.5%
Coleman Peterson(7)	116,751	*
Maxine Clark(8)	110,693	*
Jennifer Kretchmar(9)	78,734	*
Voin Todorovic (10)	75,275	*
J. Christopher Hurt (11)	63,162	*
Michael Shaffer(12)	23,224	*
Sarah Personette (13)	14,545	*
Anne Parducci (14)	5,918	*
Craig Leavitt (15)	3,479	*
Robert Dixon (16)	2,310	*
All Directors and executive officers as a group (12 persons)(17)	1,302,362	8.4%

*	Less than 1.0%.

(1)

Represents 2,983,825 shares beneficially owned by Point72 Asset Management, L.P. (“Point72 Asset Management”), Point72 Capital Advisors, Inc. (“Point72 Capital Advisors”) and Steven A. Cohen with respect to which they share voting and dispositive power.  Point72 Asset Management, Point72 Capital Advisors, and Mr. Cohen own directly no shares. Point72 Asset Management maintains investment and voting power with respect to the shares held by certain investment funds it manages. Point72 Capital Advisors is the general partner of Point72 Asset Management. Mr. Cohen controls each of Point72 Asset Management and Point72 Capital Advisors. Each of Point72 Asset Management, Point72 Capital Advisors, and Mr. Cohen disclaims beneficial ownership of any of such shares. The principal address of Point72 Asset Management, Point72 Capital Advisors, and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902. All information regarding ownership by Point72 Asset Management, Point72 Capital Advisors and Steven A. Cohen is based solely on a Form13G/A filed by Point72 Asset Management, Point72 Capital Advisors and Steven A. Cohen on February 14, 2018 and a Form 4 filed by such reporting persons on January 16, 2018 and a Form 13D filed by such reporting persons on March 20, 2018.

(2)

Represents 1,347,709 shares held by funds to which Dimensional Fund Advisors LP (“Dimensional”) serves as investment advisor. Dimensional has sole dispositive power over the shares reported and sole voting power over 1,284,427 shares. The principal address of Dimensional is Building One, 6300 Bee Cave Road, Austin, Texas 78746. All information regarding ownership by Dimensional is based solely on a Form13G/A filed by Dimensional on February 9, 2018. Dimensional disclaims beneficial ownership of any such shares.

(3)

Represents an aggregate of 967,257 shares held by the Cuttyhunk Master Portfolio (“Cuttyhunk”), Tristan Partners, L.P. (“Tristan”), the Tristan Offshore Fund Ltd. (“Tristan Offshore”), and Tonga Partners, L.P. (collectively with Cuttyhunk, Tristan and Tristan Offshore, the “Investment Vehicles”). Cannell Capital LLC acts as the investment adviser or sub-advisor to the Investment Vehicles. Mr. J. Carlo Cannell is the sole managing member of Cannell Capital LLC and possesses sole voting and dispositive power with respect to the shares held by the Investment Vehicles. The principal address of the reporting person is 245 Meriwether Circle, Alta, Wyoming 83414. All of the foregoing ownership information is based solely on a Form 13D/A filed on February 22, 2018.

(4)

Represents 876,475 shares held by BlackRock, Inc. (“BlackRock”), with respect to which BlackRock has sole dispositive power and includes 858,451 shares over which BlackRock has sole voting power. The principal address of BlackRock is 55 East 52nd Street, New York, New York 10055. All information regarding ownership by BlackRock is based solely on a Form13G/A filed by BlackRock on January 29, 2018.

(5)	Represents 116,973 shares of common stock, 162,464 restricted shares, and vested options to purchase 306,754 shares with exercise prices ranging from $6.56 to $20.80.
(6)	Represents 125,840 shares of common stock, 28,771 restricted shares, and vested options to purchase 67,469 shares with exercise prices ranging from $5.11 to $20.80.
(7)	Represents 107,872 shares of common stock and 8,879 restricted shares.
(8)

Represents 9,585 shares of common stock and 7,477 restricted shares owned directly by Ms. Clark, and 93,631 shares held by Smart Stuff, Inc. Ms. Clark controls the voting and/or dispositive power for the shares held by Smart Stuff, Inc. as its president and sole stockholder. Smart Stuff, Inc. was issued membership interests in the predecessor entity to the Company in 1997 in conjunction with the original founding of the business by Ms. Clark.

(9)	Represents 12,626 shares of common stock, 41,434 restricted shares, and vested options to purchase 26,674 shares with exercise prices ranging from $11.43 to $20.80.
(10)	Represents 10,499 shares of common stock, 41,434 restricted shares, and vested options to purchase 23,342 shares with exercise prices ranging from $11.43 to $20.80.
(11)	Represents 6,796 shares of common stock, 40,278 restricted shares, and vested options to purchase 16,088 shares with exercise prices ranging from $13.69 to $20.47.
(12)	Represents 15,747 shares of common stock and 7,477 restricted shares.
(13)	Represents 7,068 shares of common stock and 7,477 restricted shares.
(14)	Represents 5,918 restricted shares.
(15)	Represents 3,479 restricted shares.
(16)	Represents 2,310 restricted shares.
(17)

Includes 357,398 shares of restricted stock and vested options to purchase a total of 438,327 shares of common stock held by all Directors and executive officers in the aggregate. Shares owned by Mr. Ebsworth, a Director Emeritus, are not included.

(18)	No Director or Named Executive Officer beneficially owns shares that are pledged as security.
(19)	Share numbers include restricted stock granted to Named Executive Officers on March 15, 2018 at a closing price of $8.60 per share.

PROPOSAL NO. 1. ELECTION OF DIRECTORS

The Company's Board of Directors presently has eight members, divided into three classes which as nearly as possible are equal in number. The classes have staggered three-year terms. As a result, only one class of Directors is elected at each annual meeting of our stockholders. Robert L. Dixon, Jr., Coleman Peterson and Michael Shaffer are Class II Directors, and their terms will expire at the 2018 annual meeting. Craig Leavitt and Anne Parducci are Class III Directors, and their terms will expire at the 2019 annual meeting. Maxine Clark, Sharon John, and Sarah Personette are Class I Directors, and their terms will expire at the 2020 annual meeting. Mr. Peterson announced that, upon expiration of his term at the 2018 annual meeting, he will retire from his service as a member of the Board of Directors and will not stand for re-election. In connection with his retirement, the size of the Board will be reduced to seven members. Currently, all of our Directors hold office until the annual meeting of stockholders at which their terms expire or until their successors are duly elected and qualified.

Under our Corporate Governance Guidelines, a Director may not stand for election or re-election after reaching the age of 73. Barney Ebsworth did not stand for re-election at the 2006 annual meeting and serves the Company as Director Emeritus.

A Director Emeritus is not permitted to vote on matters brought before the Board of Directors or any Board committee and is not counted for the purposes of determining whether a quorum of the Board or a Board committee is present. A Director Emeritus is not compensated for his or her services.

The Nominating and Corporate Governance Committee nominated the Class II Directors, Messrs. Dixon and Shaffer, to be re-elected to serve until the 2021 annual meeting of stockholders or until their successors are duly elected and qualified. As noted below, Mr. Shaffer has served on our Board of Directors for several years. Mr. Dixon was recommended to us by an executive search consulting firm and was appointed to the Board of Directors in February 2018.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NAMED NOMINEES

Proxies cannot be voted for a greater number of persons than the number of nominees named herein. Unless otherwise specified, all proxies will be voted in favor of the two nominees listed herein for election as Directors.

The Board has no reason to expect that any of the nominees will be unable to stand for election on the date of the meeting or for good cause will not serve. If a vacancy occurs among the original nominees prior to the meeting, the proxies will be voted for a substitute nominee named by the Board of Directors and for the remaining nominees. Directors are elected by the affirmative vote of the majority of votes cast in person or by proxy with respect to a Director nominee’s election, provided, however, that, in accordance with the Company’s amended and restated bylaws, if the number of nominees exceeds the number of Directors to be elected at the meeting, then Directors shall be elected by the affirmative vote of a plurality of the votes present in person or by proxy and entitled to vote at the meeting.

 DIRECTORS

Set forth below are the names, ages, positions and brief accounts of the business experience for each of our Directors as of March 20, 2018. The biographies of each of the nominees and continuing Directors below contains information each Director has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly held companies of which he or she currently serves as a Director or has served as a Director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a Director, we also believe that all of our Director nominees and continuing Directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and our Board.

Class II Directors — Terms Expiring in 2018 and Standing for Re-Election

Robert L. Dixon, Jr., 62, was appointed to our Board of Directors on February 12, 2018.  Mr. Dixon has been the owner of The RD Factor, Inc., a digital and information technology consulting business, since December 2016. Mr. Dixon served as Global Chief Information Officer and Senior Vice President of PepsiCo, Inc., a publicly traded global food and beverage company, from November 2007 until April 2016 and as Senior Vice President until December 2016. Prior to joining PepsiCo, Mr. Dixon held various positions with The Procter & Gamble Company, a publicly traded consumer household products company, since 1977, including Vice President of Global Business Services from 2005 until 2007. Mr. Dixon serves on the Board of Directors of Anthem, Inc., a publicly traded health benefits company, the Georgia Institute of Technology College of Engineering Advisory Board, and the President’s Advisory Board of the Georgia Institute of Technology. He previously served on the CIO Advisory Board for International Business Machines Corporation. Mr. Dixon holds a Bachelor of Science Degree in Electrical Engineering from The Georgia Institute of Technology. He and his wife reside in McKinney, Texas.

As Global Chief Information Officer of a large public company and through his service on the CIO advisory board for another large public company, Mr. Dixon has extensive technology experience. He also has significant marketing experiences through his senior positions at two large public companies, both of which have global retail consumer product focus. As a member of the Board of Directors of another publicly traded company, he has gained highly relevant corporate governance experience.

Michael Shaffer, 55, was appointed to the Board of Directors in 2014. Since 2012, Mr. Shaffer has been Executive Vice President and Chief Operating & Financial Officer for PVH Corp., a publicly traded branded lifestyle apparel company, where he oversees the retail division, treasury, corporate finance, information technology, and logistics services. Mr. Shaffer joined PVH Corp. in 1990 as a Financial Budget Manager and has held numerous positions in the wholesale and retail divisions of PVH Corp. including, Director of Accounting Operations, Division Controller, Vice President and Controller, Senior Vice President of Retail Operations, and Executive Vice President of Finance. In 2006, Mr. Shaffer was named Executive Vice President, Chief Financial Officer before being promoted to his current role. Prior to joining PVH Corp., Mr. Shaffer served as a Senior Auditor at Deloitte & Touche LLP. He has more than 25 years of diverse financial management and executive leadership experience in the apparel and financial industries. He serves on the Advisory Board of FM Global and is a member of the Board of Directors of HealthCare Chaplaincy Network and Beat The Streets. Mr. Shaffer holds a Bachelor of Arts in Accounting from George Washington University, and he is a Certified Public Accountant. Mr. Shaffer resides in New Jersey with his wife.

Throughout his career, Mr. Shaffer has obtained extensive financial and accounting expertise. During his tenure as Executive Vice President and Chief Operating & Financial Officer of PVH Corp., he has gained expertise in store operations, information technology, logistics, corporate administration, and strategic planning. Mr. Shaffer qualifies as an “audit committee financial expert” as such term is defined under applicable SEC rules. In addition, given his experience with other consumer-focused businesses, Mr. Shaffer provides valuable insights and perspectives regarding the financing and operation of the Company’s business.

Class II Director — Term Expiring in 2018 and Not Standing for Re-Election

Coleman Peterson, 69, has served on the Board of Directors since 2005. Mr. Peterson is President and Chief Executive Officer of Hollis Enterprises LLC, a human resources consulting firm, which he founded in 2004 following his retirement from Wal-Mart Stores, Inc. (“Walmart”). Mr. Peterson served as the Executive Vice-President of People at Walmart from 1994 to 2004. Prior to joining Walmart in 1994, Mr. Peterson spent 16 years with Venture Stores, with his last role being the Senior Vice-President of Human Resources. Mr. Peterson holds an undergraduate degree in English literature and a master’s degree in Industrial Relations from Loyola University of Chicago. Mr. Peterson serves on the Board of Directors of J.B. Hunt Transportation, Inc., a publicly traded trucking and transportation company, and Cracker Barrel Old Country Store, Inc., a publicly traded owner of stores and restaurants. He served as the Chairman of the Board of Trustees of Northwest Arkansas Community College. He formerly served on the Executive Committee of the National Association for the Advancement of Colored People (“NAACP”) and also served as Treasurer of the NAACP Special Contributions Fund. Mr. Peterson resides in Hilton Head, South Carolina with his wife. They have a daughter and a son.

As a human resources executive for retail companies and Chief Executive Officer of a human resources consulting firm, and through his service on the Board of Directors of other publicly traded companies, Mr. Peterson obtained extensive expertise in the areas of human resources, succession planning, retailing, store operations, strategic planning, and corporate governance. He brings to the Build-A-Bear Workshop Board of Directors skills and talents to help the Company develop its compensation programs, manage its human resources, oversee succession planning, and operate its retail business.

Mr. Peterson intends to retire upon the expiration of his term at the 2018 annual meeting.

Class III Directors — Terms Expiring in 2019

Craig Leavitt, 57, was appointed to the Board of Directors on January 4, 2018 and serves as our Non-Executive Chairman.  He served as Chief Executive Officer and Director of Kate Spade & Company, a formerly publicly traded operator of global, multichannel lifestyle brands, from February 2014 until August 2017 when the company was acquired by Coach, Inc.  From October 2010 until February 2014, he was Chief Executive Officer of Kate Spade New York, a division of Fifth & Pacific Companies, Inc.  Mr. Leavitt also served as Co-President and Chief Operating Officer of Kate Spade, LLC from April 2008 through October 2010. Prior to joining Kate Spade, LLC, Mr. Leavitt was President of Global Retail at Link Theory Holdings, where he had total responsibility for merchandising, operations, planning, allocation and real estate for the Theory and Helmut Lang retail businesses. Previously, Mr. Leavitt spent several years at Diesel, S.p.A., an Italian retail clothing company, having most recently served as Executive Vice President of Sales and Retail. Mr. Leavitt also spent 16 years at Polo Ralph Lauren, where he held positions of increasing responsibility, the last being Executive Vice President of Retail Concepts. Mr. Leavitt serves on the Board of Directors of Euromarket Designs, Inc., doing business as Crate and Barrel, a company that owns and operates housewares, furniture and home accessories stores in North America and through franchisees internationally. He also serves on the Board of Directors of The Roundabout Theater Company, a nonprofit theatre company.   Mr. Leavitt holds a Bachelor of Arts from Franklin & Marshall College. Mr. Leavitt resides in New York.

During his career in the retail industry, Mr. Leavitt has gained extensive experience in the areas of strategic planning, product development and innovation, marketing, store operations, and real estate. His background, including his service as Chief Executive Officer and Director of a publicly traded company, allows him to provide to our Board of Directors insights and perspectives regarding strategic planning, leadership, stockholder relations, business operations, brand management, marketing, and business development.

Anne Parducci, 56, was appointed to the Board of Directors on September 12, 2017. Since 2016, Ms. Parducci is the Principal and Founder of CaribouKids, LLC, an independent production company focused on acquisitions and content development of family targeted brands across direct-to-video, broadcast, streaming and social platforms. Prior to founding CaribouKids, Ms. Parducci served from 2004 to 2016 as Executive Vice President, Marketing of Lions Gate Entertainment Corporation, a publicly traded entertainment and media company, where she led brand management, consumer marketing, creative services, public relations and licensing across digital and physical home media distribution platforms. From 1989 to 2003, Ms. Parducci held several positions of increased responsibility at Mattel, Inc., including Senior Vice President, Business Development from 2002 to 2003, Senior Vice President of Worldwide Marketing, Girls Division from 2000 to 2002, and Senior Vice President of Marketing, Barbie from 1998 to 2000. She holds a Bachelor of Business Administration from University of Miami and a Master of Business Administration from University of Southern California, Marshall School of Management. Ms. Parducci resides in California with her husband and three children.

Throughout her career, Ms. Parducci has gained extensive experience in business operations, content development, marketing and business development in the entertainment and toy industries. Her leadership roles, including those in the entertainment and toy industries, allow her to provide to our Board of Directors insights and perspectives regarding business operations, brand management, licensing, marketing, business development and public relations.

Class I Directors — Terms Expiring in 2020

Maxine Clark, 69, founded the Company in 1997 and served as our Chief Executive Bear until June 2013. She was our President from our inception in 1997 to April 2004, and served as Chairman of our Board of Directors from April 2000 until November 2011. She currently serves as Chief Executive Officer of the Clark-Fox Family Foundation. Prior to founding Build-A-Bear Workshop, Ms. Clark was the President of Payless ShoeSource, Inc. from 1992 until 1996. Before joining Payless, Ms. Clark spent over 19 years in various divisions of The May Department Stores Company in areas including merchandise development, merchandise planning, merchandise research, marketing and product development. Ms. Clark serves on the Board of Directors of Foot Locker, Inc., and formerly served on the Board of Directors of J. C. Penney Company, Inc., both publicly traded retail companies. She formerly served on the Board of Directors of The Gymboree Corporation, a formerly publicly reporting retail company, and she currently serves on the Board of Advisors of Lewis & Clark Ventures, a St. Louis-based private equity firm. Ms. Clark is a member of the Board of Trustees and the Executive Committee of Washington University in St. Louis, serves on the national Board of Directors of the Public Broadcasting Service, and serves on the Boards of Directors of Barnes-Jewish Hospital in St. Louis, the Goldfarb School of Nursing at Barnes-Jewish College, the St. Louis Regional Educational and Public Television Commission (KETC/Channel 9 Public Television). She is also a Managing Partner of Prosper Women’s Capital, a fund created to invest in women-owned businesses in the St. Louis area. Ms. Clark is Past Chair of Teach for America-St. Louis and a past member of its national Board of Trustees. She is a past trustee of the International Council of Shopping Centers and a member of the Committee of 200, an organization for women entrepreneurs around the world. Ms. Clark has a bachelor’s degree from the University of Georgia, an Honorary Doctor of Laws from Saint Louis University and an honorary Doctor of Humane Letters—Education from the University of Missouri, St. Louis.

Ms. Clark has extensive leadership and executive experience in the retail industry, which includes founding and leading Build-A-Bear Workshop. She has nearly 40 years of experience in the areas of marketing, merchandising, store operations, digital technology, entertainment, strategic planning, and real estate. With this experience, along with her service on the Boards of Directors of other publicly traded retail companies, she brings to the Build-A-Bear Workshop Board of Directors highly relevant and valuable insights and perspectives on all aspects of the Company’s retail and entertainment business.

Sharon John, 54, was appointed to the Board of Directors on June 3, 2013 in connection with her employment as Chief Executive Officer and Chief President Bear of the Company. From January 2010 through May 2013, Ms. John served as President of Stride Rite Children’s Group LLC, a division of Wolverine World Wide, Inc., which designs and markets footwear for children. From 2002 through 2009, she held positions of broadened portfolio and increased responsibility at Hasbro, Inc., a multinational toy and board game company, including as General Manager & Senior Vice President of its U.S. Toy Division from 2006 to 2008 and General Manager & Senior Vice President of its Global Preschool unit from June 2008 through 2009. Ms. John also founded and served as Chief Executive Officer of Checkerboard Toys, served as Vice President, U.S. Toy Division with VTech Industries, Inc., and served in a range of roles at Mattel, Inc. She started her career in advertising, overseeing accounts such as Hershey’s and the Snickers/M&M Mars business. Ms. John serves on the Board of Directors of Jack in the Box Inc., a publicly traded restaurant company. Ms. John holds a Bachelor of Science Degree in Communications from the University of Tennessee at Knoxville and a Master of Business Administration from Columbia University. She resides in St. Louis, Missouri with her husband and three children.

In her various executive management positions, Ms. John gained extensive experience in all aspects of retail branding, including children's brands, marketing to moms and kids, and licensing, product development and innovation expertise. With this background, Ms. John provides Build-A-Bear Workshop with highly relevant and valuable insights and perspectives in leading businesses, strategic planning, brand building, marketing, licensing, merchandising, and retail operations.

Sarah Personette, 39, was appointed to our Board of Directors on February 23, 2016. Since January 2018, Ms. Personette has been Chief Operations Officer of Refinery29, a digital-media and entertainment company for young women. From 2014 through 2017, she served as the Vice President of Facebook, Inc.’s Global Business Marketing team, responsible for providing clients with innovative and effective marketing solutions for their businesses. Prior to rejoining Facebook in 2014, she led Universal McCann Worldwide, Inc.’s agency operations in the United States where, as President of the creative media agency, she oversaw strategy, analytics, custom content, cross-channel buying and planning, and business development. Before joining Universal McCann in 2013, Ms. Personette built and led Facebook’s Global Agency team where from 2011 to 2013 she led the combination of creative and strategic thinking behind turning cross‐channel campaigns into those fueled by digital insights. She previously served as Senior Vice President at Starcom Mediavest Group, leading the Mars Wrigley agency of record. Ms. Personette was recently inducted into the American Advertising Federation’s Advertising Hall of Achievement and, in 2014, she was named one of Advertising Age magazine’s top “40 Under 40” marketing stars. In addition to being a Rotary International Paul Harris Fellow, she serves on the Boards of Advertising Women of New York, Northwestern University’s Regional Board, the Reisenbach Foundation, the Angelight Foundation, and the Social Impact for the Ad Council. She resides in New Jersey, holds a degree from Northwestern University, and is a proud wife and mother of two.

Ms. Personette has extensive sales and marketing experience, and she has helped numerous companies in a variety of industries formulate and implement innovative sales and marketing strategies. Ms. Personette brings to Build-A-Bear Workshop valuable and relevant insights regarding sales, marketing and other strategic and operational matters.

Director Emeritus

Barney Ebsworth, 83, has served on the Board of Directors from 2000 until he became a Director Emeritus after our 2006 annual meeting of stockholders, and he served on an advisory board to our predecessor entity prior to that time. Mr. Ebsworth is the founder and Chief Executive Officer of Windsor, Inc., formed in 1979 for the purpose of providing financing for venture capital, real estate and other investments. Mr. Ebsworth was the founder and Chief Executive Officer of INTRAV, a general agency formed in 1959 for the purpose of selling travel to individuals and businesses, until the company was sold in 1999. Mr. Ebsworth also founded Royal Cruise Line and Clipper Cruise Line in 1972 and 1981, respectively. He was the Chairman of those companies from inception to the time they were sold in 1986 and 1997, respectively. Mr. Ebsworth is also a Trustee of the Seattle Art Museum and a member of the Trustees Council and Co-Chairman of the Collectors Committee of the National Gallery of Art, Washington D.C. Mr. Ebsworth has a bachelor’s degree from Washington University in St. Louis. He has one daughter, one granddaughter and one grandson.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Company’s Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall management of the Company. In addition to considering various matters which require Board approval, the Board provides advice and counsel to, and ultimately monitors the performance of, the Company’s senior management. There are three standing committees of the Board of Directors: the Audit Committee, the Compensation and Development Committee, and the Nominating and Corporate Governance Committee.

COMMITTEE CHARTERS, CORPORATE GOVERNANCE GUIDELINES, BUSINESS CONDUCT POLICY AND CODE OF ETHICS

The Board of Directors has adopted charters for all three of its standing Committees. The Board has also adopted Corporate Governance Guidelines, which set forth the obligations and responsibilities of the Directors with respect to independence, meeting attendance, compensation, re-election, orientation, self-evaluation, and stock ownership. The Board of Directors has also adopted a Business Conduct Policy which applies to all of the Company’s Directors and employees, and a Code of Ethics Applicable to Senior Executives, which applies to the Company’s senior executives, including the principal executive and financial officers, and the controller. Copies of the Committee charters, Corporate Governance Guidelines, Business Conduct Policy and Code of Ethics Applicable to Senior Executives can be found in the Corporate Governance section on the Company’s Investor Relations website at http://ir.buildabear.com (information on our website does not constitute part of this proxy statement). The Company intends to comply with the amendment and waiver disclosure requirements of applicable Form 8-K rules by posting such information on its website. The Company will post any amendments to the Committee charters, Corporate Governance Guidelines, Business Conduct Policy and Code of Ethics Applicable to Senior Executives in the same section of the Company’s website and these documents are also available in print to stockholders and interested parties upon written request delivered to Build-A-Bear Workshop, Inc., 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114. Each of our Directors, executive officers, Bearquarters associates, and store management signs our Business Conduct Policy on an annual basis to ensure compliance. In addition, each of our executives signs our Code of Ethics Applicable to Senior Executives each year to ensure compliance.

Board Leadership Structure

The Board has separated the role of Chairman from the role of Chief Executive Officer in recognition of the current demands of the two roles. While the Non-Executive Chairman organizes Board activities to enable the Board to effectively provide guidance to and oversight and accountability of management, the Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company. The Non-Executive Chairman creates and maintains an effective working relationship with the Chief Executive Officer and other members of management and with the other members of the Board; provides the Chief Executive Officer ongoing direction as to Board needs, interests and opinions; and assures that the Board agenda is appropriately directed to the matters of greatest importance to the Company. In carrying out his responsibilities, the Non-Executive Chairman preserves the distinction between management and Board oversight by (i) ensuring that management develop corporate strategy and risk management practices, and (ii) focusing the Board to review and express its judgments on such developments.

The Board believes this structure provides an efficient and effective leadership model for the Company. To assure effective independent oversight, the Board has adopted a number of governance practices, including:

•	A strong, independent, clearly-defined Non-Executive Chairman role;
•	Executive sessions of the independent Directors before or after every regular Board meeting; and
•	Annual performance evaluations of the Chief Executive Officer by the independent Directors.

The responsibilities of the Non-Executive Chairman include: (i) collaborating with the Chief Executive Officer to determine Board meeting agendas; (ii) presiding at all meetings of the Board, including executive sessions of the independent Directors; (iii) facilitating communication with independent Directors, including strategy updates; (iv) serving as principal liaison between the independent Directors, the Chief Executive Officer, and the Company’s management; (v) collaborating with the Board on Chief Executive Officer succession planning; (vi) collaborating with the Board regarding the retention of outside advisors and consultants who report directly to the Board when necessary; and (vii) if requested by stockholders, ensuring that he or she is available, when appropriate, for consultation and direct communication. The Non-Executive Chairman collaborates with the Board and the Chief Executive Officer to set strategic goals for the Company and develop plans to implement those goals.

Stockholders or interested parties can contact the Non-Executive Chairman, Craig Leavitt, in writing c/o Build-A-Bear Workshop, Inc., 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114.

Meeting Attendance

The Board of Directors met ten times in 2017 for regular and special meetings. All current Directors who were Directors during 2017 attended at least 75% of the aggregate number of meetings of the Board and committees on which they served. Overall attendance at meetings of the Board and Board committees in 2017 by current Directors was approximately 95%. While the Company does not have a formal policy requiring members of the Board to attend the annual meeting, the Company encourages all Directors to attend. All of our current Directors who were members of the Board at the time of our 2017 annual meeting attended the meeting except for Ms. Personette who had a scheduling conflict. All Directors plan to attend the 2018 annual meeting.

The members, primary functions and number of meetings held for each of the Committees are described below.

Audit Committee

The members of the Audit Committee are Michael Shaffer (Chair), Maxine Clark, Robert Dixon and Craig Leavitt.

The Audit Committee reviews the independence, qualifications and performance of our independent auditors, and is responsible for recommending the initial or continued retention of, or a change in, our independent auditors. The Committee reviews and discusses with our management and independent auditors our financial statements and our annual and quarterly reports, as well as the quality and effectiveness of our internal control procedures, critical accounting policies and significant regulatory or accounting initiatives.

The Committee discusses with management earnings press releases and our major financial risk exposures. Furthermore, the Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal control or auditing matters. The Committee approves the audit plan and staffing, duties and performance of the internal audit function. Periodically throughout each year, the Committee meets separately in executive session with management, the independent accountants, and the Company’s internal auditors to discuss any matters that the Committee or any of these groups believe should be discussed privately.

In fulfilling its responsibilities, the Committee reports regularly to the Board regarding its activities, reviews and reassesses the adequacy of its charter on an annual basis, and performs an annual self-evaluation of Committee performance. The Audit Committee held eight meetings in 2017.

Compensation and Development Committee

The members of the Compensation and Development Committee are Coleman Peterson (Chair), Craig Leavitt, Anne Parducci, Sarah Personette and Michael Shaffer.

The Compensation and Development Committee is responsible for evaluating and approving the Company’s overall compensation philosophy and policies, and consults with management regarding the Company’s executive compensation program. The Committee makes recommendations to the Board of Directors regarding compensation arrangements for our executive officers, including annual salary, bonus and long-term incentive awards, and is responsible for reviewing and making recommendations to the Board regarding the compensation of the Company’s Directors. As part of its duties, the Committee oversees and administrates the Company’s employee benefit and incentive compensation plans and programs, including the establishment of certain applicable performance criteria and assessment of risks associated with those plans and programs. The Committee also reviews and assesses the adequacy of the Company’s stock ownership and retention guidelines for senior executives. For additional information on the Committee’s processes, please see the “Compensation Discussion and Analysis” section of this proxy statement.

The Committee reports regularly to the Board regarding its activities, reviews and reassesses the adequacy of its charter on an annual basis and conducts an annual self-evaluation of Committee performance. The Compensation and Development Committee held seven meetings in 2017.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Coleman Peterson (Chair), Maxine Clark, Robert Dixon, Anne Parducci and Sarah Personette.

The Nominating and Corporate Governance Committee establishes criteria for membership of the Company’s Board of Directors and its committees and selects and nominates candidates for election or re-election as Directors at the Company’s annual meeting. Additionally, the Committee determines the composition, nature and duties of the Board committees and oversees the Board and committee self-evaluation processes.

The Committee is also responsible for reviewing and making recommendations to the Board regarding the Company’s Corporate Governance Guidelines, whistleblower policy and ethics codes.

The Committee reports regularly to the Board regarding its activities, reviews and reassesses the adequacy of its charter on an annual basis and conducts an annual self-evaluation of Committee performance. The Nominating and Corporate Governance Committee held four meetings in 2017.

Risk Oversight by the Board

It is management’s responsibility to assess and manage the various risks the Company faces. It is the Board’s responsibility to oversee management in this effort. In exercising its oversight, the Board has allocated some areas of focus to its committees and has retained areas of focus for itself, as more fully described below.

Management generally views the risks the Company faces as falling into the following categories: strategic, operational, financial, and compliance. The Board as a whole has oversight responsibility for the Company’s strategic and operational risks. Throughout the year, the Chief Executive Officer and other members of senior management discuss these risks with the Board during reviews that focus on a particular function.

The Audit Committee has oversight responsibility for financial risk (such as accounting, finance, internal controls and tax strategy). Oversight responsibility for compliance risk is shared among the Board committees. For example, the Audit Committee oversees compliance with finance and accounting laws and policies; the Compensation and Development Committee oversees compliance with the Company’s executive compensation plans and related laws and policies; and the Nominating and Corporate Governance Committee oversees compliance with governance-related laws and policies, including the Company’s Corporate Governance Guidelines.

Compensation Risk Assessment

During fiscal 2017, the Company undertook a comprehensive review of its material compensation plans and programs for all employees. In conducting this assessment, the Company inventoried its material plans and programs and presented a summary of its findings to the Compensation and Development Committee, which determined that none of its compensation plans and programs is reasonably likely to have a material adverse effect on the Company or promote undue risk taking.

BOARD MEMBER INDEPENDENCE AND COMMITTEE MEMBER QUALIFICATIONS

The Board of Directors annually determines the independence of Directors based upon a review conducted by the Nominating and Corporate Governance Committee and the Board of Directors. No Director is considered independent unless he or she has no material relationship with the Company, either directly or as a partner, stockholder, family member, or officer of an organization that has a material relationship with the Company. All Directors identified as independent in this proxy statement meet the categorical standards adopted by the Board of Directors to assist it in making determinations of Director independence. On an annual basis, each Director and Named Executive Officer is obligated to complete a Director and Officer Questionnaire. Additionally, our Directors are expected to disclose any matters that may arise during the course of the year which have the potential to impair independence.

The Board has determined that, in its judgment as of the date of this proxy statement, each of the non-management Board members (including all members of the Audit, Nominating and Corporate Governance, and Compensation and Development Committees) are independent Directors, as defined by our Corporate Governance Guidelines and Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual. Accordingly, Maxine Clark, Robert Dixon, Craig Leavitt, Anne Parducci, Sarah Personette, Coleman Peterson and Michael Shaffer are all independent Directors, as defined by our Corporate Governance Guidelines and Section 303A of the NYSE Listed Company Manual.

In addition, the Board also determined that each member of the Audit Committee (Maxine Clark, Robert Dixon, Craig Leavitt and Michael Shaffer) is independent under the heightened Audit Committee independence requirements included in Section 303A of the NYSE Listed Company Manual and the SEC rules. Moreover, each member of the Audit Committee is financially literate, and at least one such member (Michael Shaffer) has accounting or related financial management expertise as required in Section 303A of the NYSE Listed Company Manual. Furthermore, the Board determined that Michael Shaffer qualifies as an “audit committee financial expert” as such term is defined under applicable SEC rules. Finally, each member of the Compensation and Development Committee (Craig Leavitt, Anne Parducci, Sarah Personette, Coleman Peterson and Michael Shaffer) is independent under the heightened Compensation Committee independence requirements included in Section 303A of the NYSE Listed Company Manual, is a “non-employee director” pursuant to SEC Rule 16b-3 and is an “outside director” for purposes of Section 162(m) (“Code Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”).

RELATED PARTY TRANSACTIONS

In addition to annually reviewing the independence of our Directors, the Company also maintains strict policies and procedures for ensuring that our Directors, executive officers and employees maintain high ethical standards and avoid conflicts of interest. Our Business Conduct Policy prohibits any direct or indirect conflicts of interest and requires any transactions which may constitute a potential conflict of interest to be reported to the Nominating and Corporate Governance Committee. Our Code of Ethics applicable to Senior Executives requires our leadership to act with honesty and integrity, and to disclose to the Nominating and Corporate Governance Committee any material transaction that reasonably could be expected to give rise to actual or apparent conflicts of interest.

Our Nominating and Corporate Governance Committee has established written procedures for the review and pre-approval of all transactions between us and any related parties, including our Directors, executive officers, nominees for Director or executive officer, 15% stockholders and immediate family members of any of the foregoing. Specifically, pursuant to our Business Conduct Policy and Code of Ethics, any Director or executive officer intending to enter into a transaction with the Company must provide the Nominating and Corporate Governance Committee with all relevant details of the transaction. The transaction will then be evaluated by the Nominating and Corporate Governance Committee to determine if the transaction is in our best interests and whether, in the Committee’s judgment, the terms of such transaction are at least as beneficial to us as the terms we could obtain in a similar transaction with an independent third party. In order to meet these standards, the Nominating and Corporate Governance Committee may conduct a competitive bidding process, secure independent consulting advice, engage in its own fact-finding, or pursue such other investigation and fact-finding initiatives as may be necessary and appropriate in the Committee’s judgment.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and executive officers, persons who beneficially own more than 10% of a registered class of the Company’s equity securities, and certain other persons to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC, and to furnish the Company with copies of the forms. Based solely on its review of the forms it received, or written representations from reporting persons, the Company believes that all of its Directors, executive officers and greater than 10% beneficial owners complied with all such filing requirements during 2017.

BOARD OF DIRECTORS COMPENSATION

The table below discloses compensation information of members of the Company’s Board of Directors for serving as members of the Company’s Board in 2017. As a member of management, Sharon John, the Company’s President and Chief Executive Officer, did not receive compensation for her services as Director in 2017. Messrs. Leavitt and Dixon were appointed to the Company’s Board in 2018. As discussed below, Mr. Ebsworth was not paid any compensation for serving as Director Emeritus in 2017.

	Fees
	Earned or	Stock	All Other
	Paid in	Awards	Compensation
Name:	Cash($)(1)	($)(2)	($)	Total ($)
Coleman Peterson	$80,206	$95,005	$-	$175,211
Michael Shaffer	68,500	80,004	-	148,504
Maxine Clark	50,000	80,004	-	130,004
Sarah Personette	50,000	80,004	-	130,004
Timothy Kilpin (3)	50,000	80,004	-	130,004
Braden Leonard (4)	42,033	80,004	-	122,037
Anne Parducci (5)	15,110	52,374	-	67,484
Mary Lou Fiala (6)	27,198	-	-	27,198

(1)	Amount shown reflects annual Board, committee Chair and Non-Executive Chairman annual retainers. See the “Director Compensation Policies” section below for an explanation of the annual cash retainers.
(2)

In September 2017, Ms. Parducci received a grant of 5,918 shares of the Company’s common stock with a grant date fair value of $52,374 in connection with her appointment to the Board. In May 2017, Mr. Peterson received a grant of 8,879 shares of the Company’s common stock with a grant date fair value of $95,005 and Mses. Clark and Personette and Messrs. Kilpin, Leonard and Shaffer each received a grant of 7,477 shares of the Company’s common stock with a grant date fair value of $80,004. These amounts represent the aggregate number of restricted shares outstanding for each Director as of the end of December 30, 2017, except for Mr. Leonard whose shares were forfeited upon his resignation from the Board in September 2017. See Note 11 to the Company’s Consolidated Financial Statements filed as part of our Annual Report on Form 10-K for the year ended December 30, 2017 for a discussion of the assumptions used in the valuation of awards.

(3)	Mr. Kilpin resigned from the Board of Directors effective January 4, 2018 at which time he forfeited the stock award he received in 2017.
(4)	Mr. Leonard resigned from the Board of Directors effective September 12, 2017 at which time he forfeited the stock award he received in 2017.
(5)	Ms. Parducci was appointed to the Board of Directors effective September 17, 2017.
(6)	Ms. Fiala resigned from the Board of Directors effective May 12, 2017.

Director Compensation Policies

The Compensation and Development Committee reviews Board compensation annually, in conjunction with the November Board meeting. Currently, the Board compensation program provides for an annual retainer for Board membership, an annual restricted stock award and additional annual retainers for committee Chairs. The Non-Executive Chairman receives an additional annual retainer and restricted stock award for his service. Board members do not receive additional fees or compensation for attending meetings or for serving on Board committees. In connection with that review, the annual Board retainer and the value of the annual Board restricted stock award, as well as the Non-Executive Chairman’s annual retainer and restricted stock award, were left unchanged for 2017. These amounts are reflected in the table below.

Compensation Element	Amount ($)
Board Retainer	$50,000
Restricted Stock Award Value(1)	80,000
Audit Committee Chair Retainer	18,500
Compensation and Development Committee Chair Retainer	11,250
Nominating and Corporate Governance Committee Chair Retainer	10,000
Additional Non-Executive Chairman Retainer	25,000
Additional Non-Executive Chairman Restricted Stock Award Value(1)	15,000

(1)

The number of shares of restricted stock awarded is determined on the grant date and is prorated in the case of a Director who joins the Board during the year. Grants are made on the date of each annual meeting of stockholders and vest one year later, subject to continued service on the Board.

Our Corporate Governance Guidelines provide that non-management Directors are required to own shares of the Company’s common stock having a value equal to three times the annual cash retainer for Board membership. This policy does not apply to Directors Emeritus.

Under our Corporate Governance Guidelines, no Director may stand for election or re-election after reaching the age of 73. However, a retiring Director may be asked by the Board to continue to serve the Company in the status of Director Emeritus. A Director Emeritus does not receive an annual cash retainer or restricted stock grant.

We reimburse our Directors and Directors Emeritus for reasonable out-of-pocket expenses incurred in connection with attendance and participation in Board and committee meetings. We also reimburse our Directors for expenses incurred in the attendance of director continuing education conferences.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The following Compensation Discussion and Analysis (“CD&A”) describes our overall compensation philosophy and the primary components of our executive compensation program. Furthermore, the CD&A explains the process by which the Compensation and Development Committee determined the fiscal 2017 compensation for the following Named Executive Officers:

•	Sharon John – President and Chief Executive Officer
•	Voin Todorovic – Chief Financial Officer
•	Jennifer Kretchmar– Chief Merchandising Officer
•	J. Christopher Hurt – Chief Operations Officer
•	Eric Fencl – Chief Administrative Officer, General Counsel and Secretary

Executive Summary

Summary of Fiscal 2016 and 2017 Financial Results

The Company is in the midst of a multi-year effort to rebuild its business and return to long-term profitable growth by further leveraging the power of the Build-A-Bear brand while simultaneously improving the profitability of our retail channel. As discussed in the “Compensation Philosophy” section below, the Committee is focused on retaining and motivating the highly qualified executive officers who are leading the evolution and reinvention of the Company in a rapidly changing retail industry.

After three consecutive years of comparable sales increases and improved profitability, in December 2016 the Company was significantly impacted by a sudden decline in retail traffic, particularly in North America. As a result, revenues and profitability were significantly and adversely impacted. Fiscal 2016 results included:

•	Total revenues of $364.2 million;
•	Pre-tax income of $5.3 million; and
•	Net income of $1.4 million, or $0.09 per diluted share.

In fiscal 2017, the Company’s total revenues declined slightly in a challenging retail environment. Nevertheless, the Company improved its retail margin, managed its costs, and evolved its real estate portfolio to include more productive formats, resulting in improved pre-tax income. Fiscal 2017 results included:

•	Total revenues of $357.9 million;
•	Pre-tax income of $13.8 million; and
•	Net income of $7.9 million, or $0.50 per diluted share.

2017 Say on Pay Vote

In 2017, we received a favorable advisory vote on our executive compensation program. Approximately 90% of shares voted at our 2017 Annual Meeting of Stockholders voted to approve our executive compensation program. The Committee believes this affirms our stockholders’ strong support of the Company’s executive compensation program and did not change its approach in 2017 based on the results of the advisory vote. The Committee will continue to monitor and consider the outcomes of future advisory votes on the Company’s executive compensation program when making compensation decisions for the NEOs.

Key 2017 Compensation Decisions

We seek to design and implement executive compensation programs that align with our stockholders’ interests. A significant portion of our NEOs’ compensation is based on individual, corporate financial, and company stock price performance, while avoiding the encouragement of unnecessary or excessive risk-taking. For 2017, our NEOs’ total direct compensation consisted of a mix of base salary, annual cash bonuses based on the achievement of pre-established financial goals, and long-term incentive awards consisting of time-based restricted stock, performance-based restricted stock, and non-qualified stock options.

In March 2017, the Committee approved adjustments to our NEOs’ compensation programs as highlighted below:

•

Based on the Company’s financial results for 2016, the market data provided by our compensation consultant, and individual considerations, the Committee approved no base salary increases for NEOs for 2017.

•

The Committee approved the Company’s 2017 bonus plan goals to continue its focus on profitability. For 2016, the Company used consolidated net income as the profitability performance metric. Due to anticipated fluctuations in the Company’s 2017 tax rate due to discrete tax items, the Committee changed the profitability metric from consolidated net income to consolidated pre-tax income (“pre-tax income”). The target bonus levels for NEOs were unchanged from 2016.

•

For 2017, the Committee approved a grant of annual long-term incentive awards consisting of time-based restricted stock (60% of grant value), three-year performance-based restricted stock (30% of grant value) and non-qualified stock options (10% of grant value) for NEOs. The target grant levels for Messrs. Hurt and Fencl were increased from 2016 levels to better align their compensation with peer market levels. The target grant levels for other NEOs remained unchanged from 2016.

•	Based on the Company’s actual pre-tax income results for 2017, NEOs received annual bonus plan payouts for 2017 performance of 45% of target.
•

In March 2015, our Chief Executive Officer was awarded a special grant of performance-based restricted stock that would be earned based on the Company’s achievement of cumulative consolidated pre-tax income goals for fiscal years 2015, 2016 and 2017. The number of shares that would have been earned upon the Company’s achievement of threshold, target or maximum performance goals was 25,000, 50,000 and 100,000, respectively. Because the threshold performance goal was not achieved, the entire award was forfeited.

In addition to the key decisions approved by the Committee for 2017, the Company’s executive compensation program continues to feature the following best practices:

•	Stock ownership guidelines for executives and Directors;
•	Incentive compensation recoupment, or “clawback”, provisions applicable to incentive awards;
•	Insider trading policy, including anti-pledging and anti-hedging provisions for executives and Directors;
•	No tax gross-up provisions on any compensation or severance events; and

•	No executive perquisite benefits, beyond Company-paid long-term disability insurance.

Change in Fiscal Year

Prior to 2018, the Company’s fiscal year has ended on the Saturday nearest to December 31 in each year.  The Board of Directors adopted an amendment to the Company’s Amended and Restated Bylaws on January 4, 2018 that provides that the Company’s fiscal year now consists of the 52- or 53-week period that ends on the Saturday nearest January 31 each year.

In March 2016, our NEOs were granted three-year performance-based restricted stock that will be earned if pre-established cumulative consolidated total revenue targets are attained.  The award agreements entered into in connection with the 2016 performance-based restricted stock awards provided that any shares earned at the end of the performance period would vest on March 31, 2019.  Similarly, and as discussed in this CD&A, in March 2017, our NEOs were granted three-year performance-based restricted stock that will be earned if pre-established three-year pre-tax income growth goals are attained.  Award agreements entered into in connection with these awards provided that at any shares earned at the end of the performance period would vest on March 31, 2020.

Because the audit of the Company’s consolidated financial statements will likely not be completed until mid-April of each following year as a result of the change in fiscal year, the Compensation and Development Committee modified the 2016 award agreements and 2017 award agreements to provide that any shares that are earned under these agreements will vest on April 30, 2019 and April 30, 2020, respectively.

Alignment of 2017 Chief Executive Officer Pay and Historical Performance

As discussed throughout this CD&A, the Committee seeks to design executive compensation programs that are highly aligned with long-term shareholder value creation and provide rewards for the achievement of pre-established Company financial metrics. In keeping with this philosophy, the Committee approved a target mix of total direct compensation (base salary, annual bonus, and long-term incentives) for 2017 for our Chief Executive Officer, with approximately 45% of total direct compensation in the following forms of performance-based compensation: (1) target annual bonus (26%), (2) three-year performance-based restricted stock (14%), and (3) non-qualified stock options (5%).  The remaining 55% of our Chief Executive Officer’s total direct compensation was comprised of base salary (26%) and time-based restricted stock (29%).

Based on this emphasis on performance-based compensation, historically our Chief Executive Officer’s compensation has had a strong relationship to our Company performance. The table below shows our historical pre-tax income (loss) and fiscal year-end stock price per share from fiscal 2011 through fiscal 2017.

Fiscal Year	Pre-tax Income (Loss) ($ in millions)	Fiscal Year-End Stock Price Per Share ($)
2011	$(2.7)	$8.46
2012	(48.4)	3.91
2013	(2.1)	7.74
2014	16.0	19.11
2015	17.9	12.24
2016	5.3	13.75
2017	13.8	9.20

The comparison below of performance-based compensation granted to our Chief Executive Officer to the amount of such compensation that was actually paid or vested based on the Company’s performance demonstrates the alignment of compensation to Company financial performance:

Summary of Chief Executive Officer Annual Bonuses Paid as a Percent of Target

Year(1)	Target	Actual Payout	Actual Payout Percent of Target
2011	$659,200	$0	0%
2012	824,000	0	0%
2013(2)	336,538	286,058	85%
2014	656,250	958,125	146%
2015(3)	665,625	465,938	70%
2016	694,231	0	0%
2017	700,000	315,000	45%

(1)	Ms. Clark in 2011 and 2012; Ms. John in 2013 through 2017.
(2)

Amounts prorated for the number of weeks Ms. John was employed by the Company in fiscal 2013. Includes $262,500 earned under the 2013 Bonus Plan plus a $23,558 discretionary bonus awarded by the Committee to offset the impact of unbudgeted management transition costs.

(3)	Includes $412,688 earned under the 2015 Bonus Plan plus a $53,250 discretionary bonus awarded by the Committee to offset the impact of unbudgeted international expansion and litigation reserve costs.

Summary of Performance-Based Restricted Shares/Long-Term Cash Earned as a Percent of Target

Year(1)	Target Shares	Target Cash	Performance- Based Shares Vested	Performance- Based Cash Earned	Actual Performance- Based Shares/Cash Earned as a Percent of Target
2011	27,416	—	—	—	0%
2012	58,220	—	—	—	0%
2013(2)	—	$468,700	—	$398,395	85%
2014	—	144,375	—	210,788	146%
2015	11,178	—	6,930	—	62%
2016(3)	—	—	—	—	—
2017(4)	50,000(5)	—	—	—	0%

(1)	Ms. Clark in 2011 and 2012; Ms. John in 2013 through 2017.
(2)

Amounts prorated for the number of weeks Ms. John was employed by the Company in fiscal 2013. Includes $365,586 earned under the 2013 long-term performance-based cash incentive program plus a $32,809 discretionary bonus awarded by the Committee to offset the impact of unbudgeted management transition costs.

(3)

The performance-based restricted stock granted to Ms. John in 2016 has a three-year performance period that runs through fiscal 2018. As a result, none of the shares can be earned until completion of performance period.

(4)

The performance-based restricted stock granted to Ms. John in 2017 has a three-year performance period runs through fiscal 2019. As a result, none of the shares can be earned until completion of performance period.

(5)

Represents performance-based restricted stock granted in 2015 with a three-year performance period. Because the Company did not achieve the threshold cumulative consolidated pre-tax income target for fiscal years 2015, 2016 and 2017, the entire award was forfeited.

Compensation Philosophy

The fundamental objectives of our executive compensation program are to attract and retain highly qualified executive officers, to motivate these executive officers to materially contribute to our long-term business success, and to align the interests of our executive officers and stockholders by rewarding our executives for individual and corporate performance based on targets established by the Committee.

We believe that achievement of these compensation program objectives enhances long-term stockholder value. When designing compensation packages to reflect these objectives, the Committee is guided by the following four principles:

•

Alignment with stockholder interests: Compensation should be tied, in part, to our stock performance through the granting of equity awards to align the interests of executive officers with those of our stockholders.

•	Recognition for business performance: Compensation should correlate in large part with our overall financial performance.
•	Accountability for individual performance: Compensation should partially depend on the individual executive’s performance, in order to motivate and acknowledge the key contributors to our success.
•	Competition: Compensation should generally reflect the competitive marketplace and be consistent with that of other well-managed companies in our peer group and the broader retail industry sector.

In implementing this compensation philosophy, the Committee takes into account the compensation amounts from the previous years for each of the NEOs, and internal compensation equity among the NEOs. Historically, the Committee has strived to structure compensation packages so that total payout, taking into consideration performance-based compensation, will be near the median of the Company’s peer group if the Company meets its financial targets and above the median if the Company exceeds its financial targets and the individual NEOs perform well in their roles throughout the fiscal year. Over the past several years, however, our NEOs’ compensation packages have generally fallen below the median.

2017 Compensation Determination Process

Each year the Committee engages in a review of our executive compensation with the goal of ensuring the appropriate combination of fixed and variable compensation linked to individual and corporate performance.

Role of the Committee and Board of Directors

The Committee charter provides the Committee with the option of either determining the Chief Executive Officer’s compensation, or recommending such compensation to the Board for determination. The Committee has historically chosen to consult with the full Board of Directors, other than the Chief Executive Officer, on the Chief Executive Officer’s compensation, because the Committee believes that the Chief Executive’s performance and compensation are so critical to the success of the Company that Board involvement in such matters is appropriate. The Committee also determines the compensation and review process for all executive officers other than the Chief Executive. Because the Committee charter specifically delegates this responsibility to the Committee, it only involves the full Board in an advisory capacity with respect to the compensation decision-making process for the other NEOs.

Role of Management

Also in the course of its review, the Committee considered the advice and input of the Company’s management. Specifically, the Committee leverages the Company’s management, human resources department and legal department to assist the Committee in the timely and cost-effective fulfillment of its duties. The Committee solicits input from the Chief Executive and human resources department regarding compensation policies and levels. The legal department assists the Committee in the documentation of compensation decisions. In addition, the Build-A-Bear Workshop, Inc. 2017 Omnibus Incentive Plan (the “2017 Incentive Plan”) provides that the Chief Executive Officer and Chief Human Resources Officer have the limited authority to grant equity awards to Company employees other than executive officers. The Build-A-Bear Workshop, Inc. Third Amended and Restated 2004 Stock Incentive Plan (the “2004 Inventive Plan”), under which fiscal 2017 annual bonuses and long-term incentive compensation awards were made, includes the same limited authority provision. The Committee does not permit members of the Company’s management to materially participate in the determination of their particular compensation; nor does the Committee permit members of management, including the Chief Executive, to be physically present for those portions of Committee meetings during which the particular member of the management team’s performance and compensation are reviewed and determined.

Role of Committee Consultants

For 2017, the Committee retained Meridian Compensation Partners, LLC (“Meridian”) as its independent consultant on executive and Director compensation. Meridian’s engagement is to act as the Committee’s independent advisor on executive and Director compensation and in this role, Meridian assisted the Committee in the determination of the peer group, the compensation benchmarking process, and the review and establishment of compensation policies and programs for NEOs.

The Committee did not direct Meridian to perform its services in any particular manner or under any particular method, and all decisions with respect to the NEOs’ compensation are made by the Committee. The Committee has the final authority to retain and terminate the compensation consultant and evaluates the consultant annually. The Company has no relationship with Meridian (other than the relationship undertaken by the Committee) and, after consideration of NYSE listing standards pertaining to the independence of compensation consultants, the Committee determined that Meridian is independent. Meridian does not provide any additional services to the Company.

Compensation Market Data and Benchmarking

The Committee believes that external market data is an important tool by which to measure the fairness and competitiveness of the Company’s executive compensation. In September 2016, Meridian reviewed the Company’s compensation peer group and developed recommendations for changes for the January 2017 market study. The peer group review considered the following characteristics:

•	industry;
•	revenues;
•	net income;
•	market value;
•	number of employees; and
•	number of stores.

As a result of the review, the Committee approved the use of the following 17 peer companies for the January 2017 market study:

bebe stores, inc.	Duluth Holdings Inc.	Trans World Entertainment Corporation
Christopher & Banks Corporation	Five Below, Inc.	Vera Bradley Inc.
Citi Trends Inc.	Francesca’s Holdings Corp.	Vince Holding Corp.
Dave & Buster’s Entertainment, Inc.	Kirkland’s, Inc.	Weyco Group, Inc.
Destination Maternity Corporation	Shoe Carnival Inc.	Zumiez Inc.
Destination XL Group, Inc.	Tilly’s, Inc.

Leapfrog Enterprises Inc. and Pacific Sunwear California, Inc. were eliminated from the Company’s peer group for the 2017 analysis. Leapfrog was acquired in 2016, and Pacific Sunwear filed for bankruptcy in 2016. Duluth Holdings Inc. and Weyco Group, Inc. were added to the 2017 peer group because they met the Committee’s selection criteria described above. The Company still competes with much larger companies for executive talent, but the Committee believes that the 2017 peer group is more appropriate in most instances for compensation benchmarking purposes. In addition to the peer group information, Meridian also provided size-adjusted, retail industry survey market data provided by Equilar, Inc.

In January 2017, the Committee reviewed a report from Meridian comparing each element of total direct compensation for the Company’s NEOs against market data. The Committee observed that total target direct compensation levels for 2016 were within a reasonable range of the market 50th percentile for our executive team.

While market data is an important measuring tool, it is only one of four principal considerations under the Company’s compensation philosophy.

2017 Base Salary

Base salary provides fixed compensation to an individual that reflects his or her job responsibilities, experience, value to the Company, and demonstrated performance.

Salaries or minimum salaries for the NEO’s are established in their employment agreements. These salaries or minimum salaries and the amount of any increase over minimums are determined by the Committee based on its subjective evaluation of a variety of factors, including:

•	the nature and responsibility of the position;
•	the impact, contribution, expertise and experience of the individual executive;
•	competitive market information regarding salaries to the extent available and relevant;
•	the importance of retaining the individual along with the competitiveness of the market for the individual executive’s talent and services; and
•	the recommendations of the Chief Executive Officer (except in the case of her own compensation).

Typically, the Committee considers these factors during an annual review in March. In March 2017, the Committee considered base salary increases for the NEOs. The Committee undertook an annual performance review of each of the NEOs. Those NEOs each prepared a self-evaluation. The Chief Executive Officer completed evaluations of the NEOs other than herself and discussed those evaluations with, and received input from, the Committee. The Chief Executive Officer was primarily responsible for providing feedback to the other NEOs regarding their performance. In the case of the Chief Executive Officer, the Non-Executive Chairman presented the Committee’s and the Board’s feedback to the Chief Executive Officer on her self-evaluation.

Following completion of these reviews of each individual’s 2016 performance, and with particular weighting on the Company’s 2016 financial results that reflected a late year decline in retail traffic, the Committee approved no base salary increases for the NEOs from 2016 to 2017.

2017 Bonus Plan

The Committee continued the use of a cash bonus plan in 2017 for the NEOs, granting potential cash bonuses pursuant to the Build-A-Bear Workshop, Inc. 2017 Bonus Plan (the “2017 Bonus Plan”) for the NEOs only if the Company achieved certain financial performance levels. Thus, consistent with all four elements of its compensation philosophy, the Committee aligned the NEOs’ 2017 cash bonuses completely with the interests of our stockholders. The 2017 Bonus Plan was developed in accordance with the terms of the 2004 Incentive Plan.

On March 14, 2017, the Committee established the 2017 performance objectives for the range of bonuses to be paid to the Company’s NEOs and the target bonus awards expressed as a percentage of eligible base salary (“Base Bonus Payout”). The 2017 base bonus calculation for each NEO was determined by multiplying the Base Bonus Payout by the officer’s eligible base salary according to the following schedule (“Base Bonus Calculation”), which was unchanged from 2016:

Name	Base Bonus Payout
Sharon John	100%
Voin Todorovic	50%
Jennifer Kretchmar	50%
J. Christopher Hurt	50%
Eric Fencl	50%

For the 2017 Bonus Plan, the Committee focused the performance goals on a single performance metric—pre-tax income. The cash bonus, if any, to be paid to each respective NEO was to be calculated based on the pre-tax income goals described in the table below.

Achievement Level	Consolidated Pre-Tax Income	Percentage of Base Bonus Calculation
Threshold	$13,000,000	25%
Target	16,000,000	100%
Maximum	20,000,000	200%

The 2017 Bonus Plan provided for bonus payouts only if the Company’s 2017 consolidated pre-tax income (after providing for any bonus expense) exceeded the threshold amount. Under the 2017 Bonus Plan, consolidated pre-tax income results that fell between any of the achievement levels set forth in the table above would be interpolated in accordance with the methodology set forth in the 2017 Bonus Plan, in the sole discretion of the Committee. This discretion included the ability to reduce the otherwise applicable percentage of Base Bonus Calculation for each achievement level, but the Committee did not have the discretion to increase the amount of compensation payable above the maximum percentage of Base Bonus Calculation for each achievement level.

In March 2018, the Committee determined that the Company met the threshold 2017 consolidated pre-tax income level for a bonus payout under the 2017 Bonus Plan but did not attain the target level. In accordance with the 2017 Bonus Plan, the Committee interpolated between the two payout amounts and approved bonus payouts of 45% of target for 2017 performance. Please refer to the Summary Compensation Table for bonuses earned by the NEOs under the 2017 Bonus Plan.

2017 Long-Term Incentive Program

The objective of the Company’s long-term incentive program is to provide a long-term retention incentive for the NEOs and to align their interests directly with those of our stockholders by way of stock ownership.

Long-term incentive compensation awards made in fiscal 2017 were made under the terms of the 2004 Incentive Plan. Under the 2004 Incentive Plan, the Committee has the discretion to determine whether equity awards will be granted to NEOs and if so, the number of shares subject to each award. The 2004 Incentive Plan allows the Committee to grant the following types of awards, in its discretion: options, stock appreciation rights, cash-based awards or other stock-based awards, such as common stock, restricted stock and other awards valued in whole or in part by reference to the fair market value of the Company’s common stock. In most instances, these long-term grants vest over a multi-year basis.

The Committee meets in March of every year to determine the recipients of annual long-term incentive awards and to grant such awards by formal action. The practice of granting long-term incentive awards in March by Committee action applies uniformly to the NEOs and other employees of the Company and, with rare exceptions, is the only practice employed by the Company in connection with the granting of equity awards. The Committee does, however, have the discretion to make grants whenever it deems it appropriate in the best interests of the Company. Additionally, employees other than executive officers who are hired or promoted by the Company after the March Committee meeting may receive grants from the Chief Executive Officer or Chief Human Resources Officer at the levels previously approved by the Committee, at the date of such hire or promotion.

The Company does not have any program, plan or practice in place to time option or other award grants with the release of material, non-public information and does not release such information for the purpose of affecting the value of executive compensation. The exercise price of stock subject to options awarded under the 2004 Incentive Plan is the fair market value of the Company’s common stock on the date of grant. Under the terms of the 2004 Incentive Plan, the fair market value of the stock is the closing sale price of the Company’s common stock on the date of grant as reported by the NYSE.

Historically, the Company has granted stock-based compensation in the form of either (1) time-based restricted stock; (2) stock options; (3) performance-based restricted stock; or (4) a combination of these vehicles.

In January, February and March 2017, the Committee reviewed a report of updated market data and industry compensation trends developed by Meridian. The Committee also reviewed the Company’s recent financial and share price performance and the availability of shares to grant under our 2004 Incentive Plan. In March 2017, the Committee allocated the annual long-term incentive compensation to the NEOs as follows: time-based restricted stock (60% of grant value), non-qualified stock options (10% of grant value), and three-year performance-based restricted stock (30% of grant value). The performance-based restricted stock awards will be earned if pre-established three-year pre-tax income growth goals are attained. The design and mix were structured to maintain a strong emphasis on performance and to align with peer practices.

The Committee determined the amount of long-term incentive awards granted to each executive using three key considerations: (1) market data for grant levels provided in the Meridian study; (2) grant levels required to bring the NEOs’ total target direct compensation at or near the median of total compensation of similarly situated executives within our peer group; and (3) grant levels required to retain key individual employee contributors. In establishing the size of the 2017 award pool, the Committee considered the amount of stock and options outstanding, the expense associated with the grants and the potentially dilutive effect on stockholders, in addition to the overall compensation policy of the Company to place emphasis on incentive compensation over base salaries. After reviewing these considerations, the Committee determined to increase the target annual grant levels over 2016 levels for certain NEOs. The target grant levels for Messrs. Hurt and Fencl were increased from 2016 levels to better align their compensation with peer market levels. The target grant levels for other NEOs remained unchanged from 2016 to 2017.

On March 14, 2017, the Committee approved the following 2017 long-term incentive awards to the NEOs under the 2004 Incentive Plan:

Name	Number of Shares of Time- Based Restricted Stock	Number of Time- Based Non- Qualified Stock Options	Target Number of Shares of Performance- Based Restricted Stock
Sharon John	84,747	29,673	42,373
Voin Todorovic	20,340	7,122	10,169
Jennifer Kretchmar	20,340	7,122	10,169
J. Christopher Hurt	20,340	7,122	10,169
Eric Fencl	13,560	4,749	6,780

The stock options and time-based restricted stock vest at the rate of one-third per year over three years from the date of grant, beginning on March 31, 2018.

The number of 2017 three-year performance-based restricted stock shares that will be earned by each NEO, if any, will be calculated by multiplying the target shares awarded to such executive officer set forth above by the average of the applicable Percentage of Target Number of Three-Year Performance-Based Restricted Stock Earned Calculation based on the Company’s achievement of consolidated pre-tax income goals for fiscal 2017, fiscal 2018 and fiscal 2019. The pre-tax income achievement level amounts were set for fiscal 2017. For fiscal 2018 and fiscal 2019, the pre-tax income achievement level amounts will be based upon a pre-established percentage of growth over actual pre-tax income results for the prior fiscal year. Any shares that are earned will vest on April 30, 2020.

Fiscal 2017-2019 Performance-Based Restricted Stock Payout

Consolidated Pre-Tax Income Achievement Level	Percentage of Target Number of Three-Year Performance- Based Restricted Stock Earned Calculation
Below Threshold	0%
Threshold	25%
Target	100%
Maximum	200%

Pursuant to the terms of the 2004 Incentive Plan, the Committee may, in its sole discretion, provide for the following upon a change in control: (1) accelerated vesting of any outstanding award; (2) termination of an award in exchange for the payment of cash; and/or (3) issuance of substitute awards. The 2017 equity award agreements for the NEOs and other participants each contain a clause subjecting the grants to accelerated vesting upon a change in control. The Committee believes that this change in control protection is prevalent among other companies in the peer group, and the value of the stock grants as a retention tool would be diminished if this protection were not included in the grant terms.

Further information regarding the 2017 grants of long-term incentive awards made to NEOs can be found in the 2017 Grants of Plan-Based Awards Table.

2018 Long-Term Incentive Program

At our 2017 Annual Meeting of Stockholders, our stockholders approved the 2017 Incentive Plan to replace the 2004 Incentive Plan. Incentive compensation awards made by the Company in fiscal 2018, including long-term incentive compensation awards, were granted under the 2017 Incentive Plan.

As noted above, the objectives of the Company’s long-term incentive program are to provide a long-term retention incentive for the NEOs and to align their interests directly with those of our stockholders. The Committee continued to apply these objectives in making its annual long-term incentive program grants to the NEOs in March 2018 in the form of both time- and performance-based compensation. In addition to these annual grants, on March 15, 2018, the Committee granted the NEOs an additional business transformation incentive grant under the Plan to further align the Company’s compensation program with its initiatives to return to long-term profitable growth. This additional long-term incentive award was designed to increase management focus on total revenue growth in the face of continuing traditional mall traffic challenges and encourage share price appreciation, profit growth, and retention. The Committee allocated the total 2018 long-term incentive compensation to the Chief Executive Officer in the form of performance-based equity (50% of total grant value) and time-based equity (50% of total grant value). The details of our 2018 long-term incentive program for NEOs will be disclosed fully in our 2019 proxy statement.

Insider Trading Policy

The Build-A-Bear Workshop, Inc. Insider Trading Policy prohibits the Directors, NEOs and other employees from selling the Company’s securities “short”— that is, selling securities that are borrowed (and not owned) so as to be able to profit from a decrease in the Company’s share price. The Company’s insider trading policy also prohibits Directors, NEOs and other employees from pledging Company securities or buying or selling puts (i.e., options to sell), calls (i.e., options to purchase), future contracts, or other forms of derivative securities relating to the Company’s securities.

Policy for Adjustment or Recovery of Awards in the Event of Accounting Restatement

The 2017 Bonus Plan provides that in the event of a restatement impacting consolidated pre-tax income, the Company would recover from the NEO the applicable amount which should not have been paid based on the restatement, plus interest. In addition, the 2017 award agreements for performance-based restricted stock also provide that in the event of a restatement impacting pre-tax income, the NEO would reimburse the Company or forfeit any shares that should not have been earned or vested based on the restatement.

Executive Stock Ownership Guidelines

The Committee maintains stock ownership guidelines for NEOs. The guidelines require executives to acquire and maintain a minimum level of stock ownership in Company stock.

The current ownership guidelines for our NEOs are set forth in the table below.

Position	Multiple of Base Salary
Chief Executive Officer	Five times (5X)
All Other NEOs	One time (1X)

The executives have three years to reach the applicable minimum holding requirement and, thereafter, may not sell shares if such sale would cause the executive’s holdings to fall below the minimum holding requirement. The withholding of shares to satisfy income tax withholding associated with a stock option exercise or restricted stock vesting or to pay the exercise price in connection with a stock option exercise is not considered a sale of Company stock for the purposes of these guidelines. Each of the NEOs complied with these guidelines in 2017. The Committee will continue to monitor stock ownership guidelines and levels for the NEOs on an annual basis.

Retirement and Other Post-Termination Benefits

We have entered into Employment Agreements with our NEOs that provide for a continuation of certain post-employment benefits, to the extent permitted under the applicable employment benefit plan(s). Such benefits plans are the same for all employees (except for the long-term disability insurance for which the Company pays 100% of the premiums for senior level employees, including the NEOs, as discussed below). The Employment Agreements for the NEOs also provide for certain payments to be made to the NEOs if their employment is terminated under certain circumstances, including a change in control of the Company. See “Executive Employment and Severance Agreements” for a discussion of such terms of our NEOs’ employment agreements.

Other Benefits

The Company seeks to maintain an open and inclusive culture in its facilities and operations among executives and other Company employees. Thus, the Company does not provide executives with reserved parking spaces or separate dining or other facilities, nor does the Company have programs for providing personal-benefit perquisites to executives, such as permanent lodging or defraying the cost of personal entertainment or family travel. With the exception of disability insurance (as noted below), the Company’s health care and other insurance programs are the same for all eligible employees, including the NEOs.

Insurance

All full-time Company employees, including the NEOs, are eligible to participate in medical, dental, vision, long- and short-term disability and life insurance plans and flexible spending accounts. The terms of such benefits for the Company’s NEOs are the same as those for all Company employees, except that with respect to long-term disability insurance, the Company pays 100% of the premium for senior level employees, including the NEOs.

401(k)

The Company sponsors the Build-A-Bear Workshop, Inc. Employee Savings Trust, which is a qualified retirement plan with a 401(k) feature. Participants are provided the opportunity to make salary reduction contributions to the plan on a pre-tax basis. The Company has the ability to make discretionary matching contributions and discretionary profit sharing contributions to such plan. In 2017, the Company matched 50% of the participants’ 2016 contributions of up to 6% of the participant’s salary. The Company matching contribution is not fully vested until the participant has been employed by the Company for five years.

401(k) Mirror Plan

The Company sponsors the Build-A-Bear Workshop, Inc. Non-Qualified Deferred Compensation Plan, a non-qualified plan which mirrors the substantive terms of the Build-A-Bear Workshop, Inc. Employee Savings Trust. The non-qualified plan permits certain highly compensated employees, including the NEOs, whose deferrals are otherwise limited to the qualified plan, to make additional pre-tax deferrals of compensation. The Company may make matching contributions to this non-qualified plan to replicate Company matching contributions that would have been made to the qualified plan, but for limitations in the Code. In 2017, the Company matched 50% of the participants’ 2016 contributions of up to 6% of the participant’s salary, divided between the 401(k) plan and the 401(k) mirror plan. The Company matching contribution is not fully vested until the participant has been employed by the Company for five years. Of the NEOs, only Mr. Hurt participated in this plan during 2017. Because Mr. Hurt did not make contributions in 2016, however, he did not receive a Company matching contribution in 2017.

Federal Income Tax and Accounting Considerations

Code Section 162(m)

Code Section 162(m) limits deductions for certain executive compensation in excess of $1 million in any fiscal year. Under Code Section 162(m) as in effect prior to and during 2017, certain performance-based compensation is not subject to this deductibility limit. Historically, the Company has attempted to structure its compensation arrangements to permit deductibility under Code Section 162(m), unless the benefit of such deductibility was outweighed by the need for flexibility or the attainment of other corporate objectives. Since corporate objectives may not always be consistent with the requirements for full deductibility, the Committee, if it deemed appropriate, entered into compensation arrangements under which payments may not be deductible under Code Section 162(m).

The applicable performance-based deductibility exception to Code Section 162(m) has been repealed for tax years beginning in 2018 under the Tax Cuts and Jobs Act. As a result, compensation paid to our NEOs in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to performance-based compensation paid pursuant to a written binding contract that was in effect as of November 2, 2017. Despite the Committee originally structuring certain performance-based compensation in a manner that would have made it exempt from the Code Section 162(m) deduction limit, no assurance can be given that such compensation will, in fact, be fully deductible because of the ambiguities and uncertainties as to the interpretation and scope of the tax reform transition rules. Furthermore, the Committee expects in the future to approve additional compensation that will not be deductible for income tax purposes.

Accounting Considerations

The Committee has taken certain accounting rules and consequences into consideration when determining the type of equity awards that executive officers should receive as part of the Company’s long-term incentive plan component of compensation packages. The vesting of time-based restricted stock and stock option grants made to the Company’s executive officers and employees and the associated Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) expense recognition is tied to the passage of time rather than conditioned upon fulfillment of certain performance targets. Performance-based restricted stock is earned and FASB ASC Topic 718 expense recognition is based on the fulfillment of specified performance targets and upon the passage of time.

COMPENSATION AND DEVELOPMENT COMMITTEE REPORT

The Company’s Compensation and Development Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation and Development Committee of the Board of Directors:

Coleman Peterson, Chairman
Craig Leavitt
Anne Parducci
Sarah Personette
Michael Shaffer

The Compensation and Development Committee Report and the Report of the Audit Committee below will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or portions thereof into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During all of fiscal 2017, the Compensation and Development Committee was comprised of Coleman Peterson (Chair), Timothy Kilpin and Sarah Personette. Mary Lou Fiala also served on the Committee until her resignation from the Board in May 2017, and Anne Parducci joined the Committee in September 2017 when she was appointed to the Board. None of the members of the Compensation and Development Committee during fiscal 2017 were employees or current or former officers of the Company, nor had any relationship with the Company required to be disclosed as transactions with related persons pursuant to Item 404(a) of Regulation S-K. No executive of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation and Development Committee or Board of Directors.

2017 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the annual and long-term compensation for all services rendered in all capacities to the Company for the fiscal years ended December 30, 2017, December 31, 2016, and January 2, 2016. The Company cautions that the amounts reported in the Stock Awards and Option Awards columns may not represent the amounts that the Named Executive Officers will actually realize from the awards. Whether, and to what extent, a Named Executive Officer realizes value will depend on the Company’s stock price when restricted stock vests or the stock option is exercised and on continued employment.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)
Sharon John	2017	700,000	-	750,011	124,057	315,000	5,367	1,894,435
President and	2016	694,231	-	625,003	663,492	-	5,362	1,988,088
Chief Executive Officer	2015	665,625	53,250	454,154	250,846	412,688	3,443	1,840,006
Voin Todorovic	2017	350,000	-	180,009	29,776	78,750	4,953	643,488
Chief Financial Officer	2016	343,308	-	149,988	159,226	-	4,926	657,448
	2015	316,154	12,646	120,140	66,341	98,008	105,384	718,673
Jennifer Kretchmar	2017	409,500	-	180,009	29,776	92,138	5,003	716,426
Chief Merchandising Officer	2016	404,146	-	149,988	159,226	-	1,003	714,363
	2015	383,692	15,348	120,140	66,341	118,945	817	705,283
J. Christopher Hurt (5)	2017	400,000	-	180,009	29,776	90,000	4,995	704,780
Chief Operations Officer	2016	395,385	-	102,511	108,812	-	995	607,703
	2015	267,461	50,200	120,709	64,002	117,800	110,720	730,892
Eric Fencl	2017	327,800	-	120,006	19,855	73,755	4,911	546,326
Chief Administrative Officer,	2016	324,892	-	87,520	92,885	-	4,894	510,191
General Counsel	2015	313,077	12,523	102,550	56,639	97,054	3,510	585,353
and Secretary

(1)

The amounts appearing in the Stock Awards column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock awards granted in fiscal 2017, fiscal 2016, and fiscal 2015. In fiscal 2017, fiscal 2016 and fiscal 2015, the grants consisted of both time-based restricted stock and performance-based restricted stock. Recipients of time-based restricted stock have the right to vote and receive dividends as to all unvested shares. All time-based restricted stock reported vests at the rate of one-third per year over three years, beginning on March 31 of the year following the year of grant. Recipients of performance-based restricted stock do not have dividend and voting rights unless and until applicable performance criteria is satisfied and the awards vest. Performance-based restricted stock awarded in fiscal 2017 will be earned based on pre-established pre-tax income growth objectives for fiscal 2017, 2018 and 2019 and if earned, will vest on April 30, 2020. The reported grant date fair value of all performance-based awards is based on assumed results at the target achievement level per the instructions to Item 402(c) of Regulation S-K. See the 2017 Grants of Plan-Based Awards Table. See also Note 11 to the Company’s Consolidated Financial Statements filed as part of our Annual Report on Form 10-K for the year ended December 30, 2017 for a discussion of the assumptions used in the valuation of awards. The grant date fair value of the performance-based restricted stock awards granted in 2017 for each Named Executive Officer assuming that the maximum level of performance conditions is achieved is as follows: Ms. John—$750,002; Mr. Todorovic—$179,991; Ms. Kretchmar—$179,991; Mr. Hurt—$179,991; and Mr. Fencl—$120,006.

(2)

The amounts appearing in the Option Awards column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for options granted in fiscal 2017, 2016 and 2015. See Note 11 to the Company’s Consolidated Financial Statements filed as part of our Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of the assumptions used in the valuation of the awards. The exercise price of the options granted in fiscal 2017 is equal to the closing price of the Company’s common stock on March 14, 2017, the date of grant, and the options vest at the rate of one-third per year over three years from the grant date beginning on March 31, 2018.

(3)	The amounts appearing in the Non-Equity Incentive Plan Compensation column for 2017 represent the 2017 Bonus Plan payout for each of the NEOs.
(4)

“All Other Compensation” includes relocation reimbursement, the Company’s contribution to the 401(k) plan, and payment by the Company of long-term disability and life insurance premiums for the benefit of the Named Executive Officers. For fiscal 2017, Company contributions to our 401(k) plan were as follows: Ms. John—$3,975; Mr. Todorovic—$3,975; Ms. Kretchmar—$3,975; Mr. Hurt—$3,975; and Mr. Fencl—$3,975. For fiscal 2017, Company-paid premiums for long-term disability insurance were as follows: Ms. John—$804; Mr. Todorovic—$684; Ms. Kretchmar—$684; Mr. Hurt—$684; and Mr. Fencl—$660. For fiscal 2017, Company-paid premiums for life insurance were as follows: Ms. John—$588; Mr. Todorovic—$294; Ms. Kretchmar—$344; Mr. Hurt—$336; and Mr. Fencl—$276.

(5)	Mr. Hurt’s employment with the Company commenced April 15, 2015.

2017 GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to plan-based awards granted to each of our Named Executive Officers during the fiscal year ended December 30, 2017. All awards were granted pursuant to the Company’s 2004 Incentive Plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Option
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Awards

Sharon John	03/14/17 (1)	$175,000	700,000	1,400,000
	03/14/17 (2)				10,593	42,373	84,746				375,001
	03/14/17 (3)							84,747			750,011
	03/14/17 (4)								29,673	$8.85	124,057

Voin Todorovic	03/14/17 (1)	87,500	350,000	700,000
	03/14/17 (2)				2,542	10,169	20,338				89,996
	03/14/17 (3)							20,340			180,009
	03/14/17 (4)								7,122	8.85	29,776

Jennifer Kretchmar	03/14/17 (1)	102,375	409,500	819,000
	03/14/17 (2)				2,542	10,169	20,338				89,996
	03/14/17 (3)							20,340			180,009
	03/14/17 (4)								7,122	8.85	29,776

J. Christopher Hurt	03/14/17 (1)	100,000	400,000	800,000
	03/14/17 (2)				2,542	10,169	20,338				89,996
	03/14/17 (3)							20,340			180,009
	03/14/17 (4)								7,122	8.85	29,776

Eric Fencl	03/14/17 (1)	81,950	327,800	655,600
	03/14/17 (2)				1,695	6,780	13,560				60,003
	03/14/17 (3)							13,560			120,006
	03/14/17 (4)								4,749	8.85	19,855

(1)

The amounts disclosed represent the range of possible cash payouts for fiscal 2017 awards under the 2017 Bonus Plan. This chart reflects the threshold, target and maximum bonus amounts payable under the 2017 Bonus Plan performance year if pre-established financial targets would have been met. The amounts listed above were calculated based on the threshold, target, and maximum percentages as a percentage of the executive’s 2017 base salary. As noted in the section entitled “Compensation Discussion and Analysis”, the Company’s pre-tax income for fiscal 2017 was above the threshold level and below the target level and, therefore, the payout was interpolated between the two payout amounts.

(2)

These restricted stock awards are performance-based, and shares earned will vest on April 30, 2020 to the extent the Company achieves pre-established pre-tax income growth objectives for 2017, 2018 and 2019, as discussed in the “Compensation Discussion and Analysis” section. The NEOs do not have the right to vote or receive dividends with respect to any of shares of performance-based restricted stock unless and until the shares are earned and vest. The fair market value of the restricted stock on the date of grant was $8.85 per share. The grant date fair value is computed in accordance with FASB ASC Topic 718 and is based on the target number of shares of performance-based restricted stock.

(3)

These restricted stock awards are subject to time-based vesting only and will vest in equal installments over three years beginning on March 31, 2018. The NEOs have the right to vote and receive dividends as to all unvested shares of time-based restricted stock. The fair market value of the restricted stock on the date of grant was $8.85 per share. The grant date fair value is computed in accordance with FASB ASC Topic 718.

(4)

These non-qualified stock options are subject to time-based vesting only and will vest in equal annual installments over three years beginning on March 31, 2018. The stock option exercise price is the closing price of the Company’s stock on the date of grant. The grant date fair value is computed in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

The following table discloses information regarding outstanding awards issued under the Company’s 2004 Incentive Plan, as of the fiscal year end of December 30, 2017.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options		Option Exercise	Option	Number of Shares of Stock That Have Not	Market Value of Shares of Stock That Have Not	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares of Stock That Have Not
	(#)	(#)		Price	Expiration	Vested	Vested	Vested		Vested
Name	Exercisable	Unexercisable(1)		($)	Date	(#)(2)	($)(3)	(#)		($)
Sharon John	195,512	-	(4)	$6.56	6/3/2023
	27,225	-	(5)	9.43	3/18/2024
	14,686	7,343	(5)	20.80	3/17/2025
	30,994	61,988	(5)	13.69	3/7/2026
	-	29,673	(6)	8.85	3/14/2027
								85,000	(7)	782,000	(7)
						122,461	$1,147,893	42,373	(8)	389,832	(8)
Voin Todorovic	2,640	-	(5)	12.64	9/15/2024
	3,884	1,942	(5)	20.80	3/17/2025
	7,438	14,876	(5)	13.69	3/7/2026
	-	7,122	(6)	8.85	3/14/2027
								12,783	(7)	117,604	(7)
						29,569	277,656	10,169	(8)	93,555	(8)
Jennifer Kretchmar	3,972	-	(5)	11.43	8/12/2024
	3,884	1,942	(5)	20.80	3/17/2025
	7,438	14,876	(5)	13.69	3/7/2026
		7,122	(6)	8.85	3/14/2027
								14,956	(7)	137,595	(7)
						29,569	277,656	10,169	(8)	93,555	(8)
J. Christopher Hurt	3,948	1,974	(5)	20.47	3/15/2025
	5,083	10,166	(5)	13.69	3/7/2026
	-	7,122	(6)	8.85	3/14/2027
								14,609	(7)	134,403	(7)
						27,288	256,579	10,169	(8)	93,555	(8)
Eric Fencl	19,596	-	(4)	5.11	3/17/2019
	17,176	-	(4)	6.59	3/23/2020
	10,568	-	(4)	6.21	3/22/2021
	6,477	-	(5)	9.43	3/18/2024
	3,316	1,658	(5)	20.80	3/17/2025
	4,339	8,678	(5)	13.69	3/7/2026
	-	4,749	(6)	8.85	3/14/2027
								11,972		110,142
						19,465	183,871	6,780		62,376

(1)	The amounts appearing in this column represent the total number of time-based non-qualified stock options that have not vested as of December 30, 2017.
(2)

The amounts appearing in this column represent the total number of time-based restricted shares that have not vested as of December 30, 2017 and performance-based restricted stock that has been earned but has not vested as of December 30, 2017. Time-based restricted stock granted on March 17, 2015 vests at the rate of one-third per year over three years from the date of grant beginning on March 15, 2016. The amounts of unvested restricted stock held under the March 2015 time-based restricted stock award by our Named Executive Officers at December 30, 2017 are as follows: Ms. John—4,968; Mr. Todorovic—1,314; Ms. Kretchmar—1,314; and Mr. Fencl—1,122. Performance-based restricted stock granted on March 17, 2015 that was earned vests at the rate of one-third per year over three years from March 15, 2016. The amounts of unvested restricted stock held under the portion of the March 2015 performance-based restricted stock award that was earned by our Named Executive Officers at December 30, 2017 are as follows: Ms. John—2,310; Mr. Todorovic—611; Ms. Kretchmar—611; and Mr. Fencl—521. Time-based restricted stock granted to Mr. Hurt on April 15, 2015 vests at the rate of one-third per year over three years beginning on March 15, 2016, and the amount of unvested restricted stock under this grant at December 30, 2017 was 1,335 shares. Performance-based restricted stock granted to Mr. Hurt on April 15, 2015 that was earned vests at the rate of one-third per year over three years beginning on March 15, 2016, and the amount of unvested restricted stock under this grant at December 30, 2017 was 621 shares. Time-based restricted stock granted on March 7, 2016 vests at the rate of one-third per year over three years from the date of grant beginning on March 15, 2017. The amounts of unvested time-based restricted stock held under the March 2016 award by our Named Executive Officers at December 30, 2017 are as follows: Ms. John—30,436; Mr. Todorovic—7,304; Ms. Kretchmar—7,304; Mr. Hurt—4,992; and Mr. Fencl—4,262. Time-based restricted stock granted on March 14, 2017 vests at the rate of one-third per year over three years from the date of grant beginning on March 31, 2018. The amounts of unvested time-based restricted stock held under the March 2017 award by our Named Executive Officers at December 30, 2017 are as follows: Ms. John—84,747; Mr. Todorovic—20,340; Ms. Kretchmar—20,340; Mr. Hurt—20,340; and Mr. Fencl—13,560.

(3)

The amounts appearing in this column represent the aggregate market value of time-based restricted shares that have not vested and performance-based restricted shares that have been earned but have not vested as of December 30, 2017. The amounts reported are based on the closing price of $9.20 for the shares of common stock on December 29, 2017.

(4)	These stock options vest at the rate of 25% per year over four years from the date of grant beginning on the first anniversary of the grant date.
(5)	These stock options vest at the rate of one-third per year over three years from March 15 of the year following the grant year.
(6)	These stock options vest at the rate of one-third per year over three years from March 31 of the year following the grant year.
(7)

The amounts reflect the number and payout value of unearned performance-based restricted shares based on the assumed achievement of target consolidated total revenue performance goals for 2016, 2017 and 2018. The payout value is based on the closing price of $9.20 for the shares of common stock on December 29, 2017. If earned, the performance-based shares will vest on April 30, 2019.

(8)

The amounts reflect the number and payout value of unearned performance-based restricted shares based on the assumed achievement of target pre-tax income growth objectives for 2017, 2018 and 2019 as discussed in the “Compensation Discussion and Analysis” section. The payout value is based on the closing price of $9.20 for the shares of common stock on December 29, 2017. If earned, the performance-based shares will vest on April 30, 2020.

 2017 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding stock options that were exercised by our Named Executive Officers and restricted stock that vested during the fiscal year ended December 30, 2017.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
Name	Acquired on	Value Realized on	Acquired on	Value Realized
	Exercise (#)	Exercise ($)	Vesting (#)	on Vesting ($)(1)
Sharon John	—	$—	57,714	$561,635
Voin Todorovic	—	—	6,566	58,487
Jennifer Kretchmar	—	—	7,066	63,185
J. Christopher Hurt	—	—	4,452	39,623
Eric Fencl	—	—	7,869	69,215

(1)	Amounts reported were determined by multiplying the number of shares that vested by the per share closing price of the Company’s common stock on the vesting date.

2017 NON-QUALIFIED DEFERRED COMPENSATION

The following table provides information regarding our Named Executive Officers’ non-qualified deferred compensation during the fiscal year ended December 30, 2017.

	Executive	Registrant	Aggregate Earnings	Aggregate Balance
Name	Contributions in	Contributions in	in Last FY($)	at Last FYE($)(2)
	Last FY($)	Last FY($)(1)
Sharon John	$-	$-	$-	$-
Voin Todorovic	-	-	-	-
Jennifer Kretchmar	-	-	-	-
J. Christopher Hurt(3)	20,615	3,975	7,031	53,323
Eric Fencl	-	-	-	-

(1)	The amounts included in these columns are reported as compensation in the Summary Compensation Table included in this proxy statement.
(2)

For prior years, all amounts contributed by a Named Executive Officer and by the Company in such years have been reported in the Summary Compensation Table in our previously filed proxy statements in the year earned to the extent the executive was named in such proxy statements and the amounts were so required to be reported in such tables.

(3)

Mr. Hurt was the only Named Executive Officer who contributed to the Non-Qualified Deferred Compensation Plan during 2017. In March of each year, contributions to the plan during the preceding fiscal year are matched by the Company. Amounts shown for Registrant Contributions were made in March 2017 as the Company’s matching contribution for the 2016 contributions, which was 50% of Mr. Hurt’s contributions up to 6% of his salary, divided between the Company’s qualified 401(k) plan and its Non-Qualified and Deferred Compensation Plan. The Company’s matching contribution does not fully vest until the participant has been employed by the Company for five years.

A description of the Company’s Non-Qualified Deferred Compensation Plan is included in the “Compensation Discussion and Analysis” Section.

EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENTS

The Company currently has employment agreements with each of our Named Executive Officers and certain other executives. The material terms of the agreements are described below.

Ms. John’s agreement has an initial term of three years from March 7, 2016 and renews from year-to-year thereafter. The agreement may be terminated by the Company prior to the end of the term upon death, disability, for cause (as defined in the agreement) or without cause. Ms. John may terminate the agreement with or without good reason (as defined in the agreement). If we terminate Ms. John’s employment without cause or if Ms. John terminates her employment for good reason, we are obligated to (i) in the case of termination prior to a change in control or following a date which is 24 months after a change in control, continue her base salary for a period of 12 months after her termination; or (ii) in the case of termination during the 24-month period following a change in control, continue her base salary for a period of 24 months and pay her target bonus amount for the fiscal year in which the termination occurs. In any case, we are obligated to pay a lump sum equivalent to 18 months of the Company-paid portion of health, dental and vision coverage. As compensation for her services, Ms. John will receive an annual base salary at a rate not less than $700,000 which rate will be reviewed annually and be commensurate with similarly situated executives in similarly situated firms. If the Company meets or exceeds certain performance objectives determined annually by the Compensation and Development Committee, Ms. John will receive an annual bonus of not less than 100% of her annual base salary, payable in either cash, stock, stock options or a combination thereof. The employment agreement also provides that for the term of the employment agreement and for one year thereafter, subject to specified limited exceptions, Ms. John may not become employed by or interested directly or indirectly in or associated with the Company’s competitors who are located within the United States or within any country where the Company has established a retail presence. In the event of her termination due to death, disability, or by the Company without cause, or if Ms. John terminates her employment for good reason, Ms. John or her beneficiaries or estate, will still be entitled to a bonus for such year prorated based on the number of full weeks she was employed during the year, subject to achievement of the bonus criteria (if such termination occurs within 24 months after a change of control, Ms. John will be entitled to receive her target bonus for the fiscal year in which the termination occurs prorated based on the number of full weeks she was employed during the year and paid within 30 days of such termination). If any payments under the employment agreement or another arrangement would become subject to the excise tax imposed by Section 4999 of the Code, the payments will be (i) paid in full, or (ii) paid to a lesser extent such that the excise tax would no longer be applicable, whichever amount would result in the greatest amount of payments to Ms. John on an after-tax basis.

The employment agreements with Ms. Kretchmar and Messrs. Fencl, Hurt and Todorovic (the “non-CEO NEOs”) have an initial term of three years from March 7, 2016 and renew from year-to-year thereafter. The agreements may be terminated by the Company prior to the end of the term upon death, disability, for cause (as defined in the agreements) or without cause. Each of the non-CEO NEOs may terminate his or her agreement with or without good reason (as defined in the agreements). If we terminate a non-CEO NEO’s employment without cause, or if the non-CEO NEO terminates his or her employment for good reason, we are obligated to (i) in the case of termination prior to a change in control or following a date which is 24 months after a change in control, continue his or her base salary for a period of 12 months after his or her termination, or (ii) in the case of termination during the 24-month period following a change in control, continue his or her base salary for a period of 18 months and pay such NEO an amount equal to the NEO’s target bonus prorated for the year of termination. In any case, we are obligated to pay a lump sum equivalent to 18 months of the Company-paid portion of health, dental and vision coverage. As compensation for their services, the non-CEO NEOs will receive an annual base salary at a rate not less than $350,000 in the case of Mr. Todorovic, $409,500 in the case of Ms. Kretchmar, $400,000 in the case of Mr. Hurt, and $327,800 in the case of Mr. Fencl, in each case which rate will be reviewed annually and be commensurate with similarly situated executives in similarly situated firms. If the Company meets or exceeds certain performance objectives determined annually by the Compensation and Development Committee, each of the non-CEO NEOs will receive an annual bonus of not less than 50% of his or her annual base salary, payable in either cash, stock, stock options or a combination thereof. The employment agreements also provide that for the terms of the employment agreements and for one year thereafter, subject to specified limited exceptions, the non-CEO NEOs may not become employed by or interested directly or indirectly in or associated with the Company’s competitors who are located within the United States or within any country where the Company has established a retail presence. In the event of his or her termination due to death, disability, or by the Company without cause, or if a non-CEO NEO terminates his or her employment for good reason, the non-CEO NEO or his or her beneficiaries or estate, will still be entitled to a bonus for such year prorated based on the number of full weeks he or she was employed during the year, subject to achievement of the bonus criteria (if such termination occurs within 24 months after a change of control, the non-CEO NEO will be entitled to receive his or her target bonus for the fiscal year in which the termination occurs prorated based on the number of full weeks he or she was employed during the year and paid within 30 days of such termination). If any payments under the employment agreement or another arrangement would become subject to the excise tax imposed by Section 4999 of the Code, the payments will be (i) paid in full, or (ii) paid to a lesser extent such that the excise tax would no longer be applicable, whichever amount would result in the greatest amount of payments to the non-CEO NEO on an after-tax basis.

Potential Payments Upon Termination or Change-In-Control

Our Named Executive Officers are eligible to receive certain benefits in the event of termination of such officer’s employment, including following a change-in-control. The following table presents potential payments to Mses. John and Kretchmar and Messrs. Todorovic, Hurt and Fencl as if his or her employment had been terminated as of December 30, 2017, the last day of fiscal 2017.

The termination benefits provided to our Named Executive Officers upon their voluntary termination of employment or retirement do not discriminate in scope, terms or operation in favor of our executive officers compared to the benefits offered to all salaried employees, so those benefits are not included in the table below. The amounts presented in the table are in addition to amounts each Named Executive Officer earned or accrued prior to termination, such as the officer’s balances, if any, in our Non-Qualified Deferred Compensation Plan, previously vested options and restricted stock, and accrued vacation. For information about these previously earned and accrued amounts, see the “Outstanding Equity Awards at 2017 Fiscal Year-End”, “2017 Option Exercises and Stock Vested” and “2017 Non-Qualified Deferred Compensation” tables located elsewhere in this proxy statement.

Name/Circumstance	Salary Continuation	Bonus(1)	Equity With Accelerated Vesting(2)	Continued Perquisites and Benefits(3)	Total
Sharon John
Death	$-	$315,000	$2,308,858	$-	$2,623,858
Disability	-	315,000	2,308,858	-	2,623,858
Severance Termination(4)	700,000	315,000	-	15,784	1,030,784
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change-in Control (5)	1,400,000	700,000	2,308,858	15,784	4,424,642
Change-in-Control (no termination)	-	-	2,308,858	-	2,308,858
Voin Todorovic
Death	-	78,750	485,686	-	564,436
Disability	-	78,750	485,686	-	564,436
Severance Termination(4)	350,000	78,750	-	15,784	444,534
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change-in Control (5)	525,000	175,000	485,686	15,784	1,201,470
Change-in-Control (no termination)	-	-	485,686	-	485,686
Jennifer Kretchmar
Death	-	92,138	505,678	-	597,816
Disability	-	92,138	505,678	-	597,816
Severance Termination(4)	409,500	92,138	-	15,784	517,422
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change-in Control (5)	614,250	204,750	505,678	15,784	1,340,462
Change-in-Control (no termination)	-	-	505,678	-	505,678
J. Christopher Hurt
Death	-	90,000	481,500	-	571,500
Disability	-	90,000	481,500	-	571,500
Severance Termination(4)	400,000	90,000	-	14,392	504,392
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change-in Control (5)	600,000	200,000	481,500	14,392	1,295,892
Change-in-Control (no termination)	-	-	481,500	-	481,500
Eric Fencl
Death	-	73,755	353,259	-	427,014
Disability	-	73,755	353,259	-	427,014
Severance Termination(4)	327,800	73,755	-	10,891	412,446
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change-in Control (5)	491,700	163,900	353,259	10,891	1,019,750
Change-in-Control (no termination)	-	-	353,259	-	353,259

(1)

Where indicated, the Named Executive Officer is entitled to a prorated bonus based on the number of full calendar weeks during the applicable fiscal year during which the executive was employed. Amount shown is the actual bonus approved in March 2018 based on the Company’s 2017 performance. See footnote 5 for an explanation of the bonus amount reported for Involuntary Termination if Change-in-Control.

(2)

The amounts appearing in this column represent the aggregate market value of time-based restricted shares and performance-based restricted shares and the value of stock options, the vesting of which would have been accelerated, each based on the closing price of $9.20 for the shares of common stock on December 29, 2017.

(3)	The Company will pay each Named Executive Officer a lump sum payment equivalent to 18 months of the Company-paid portion of health, dental and vision coverage.
(4)

Severance Termination would occur if the Company terminated the executive without cause or if the executive terminated his or her employment for good reason prior to a change in control or following a date which is 24 months after a change in control, as each term is defined in the applicable employment agreement. Upon a termination in this case, each Named Executive Officer is entitled to salary continuation for 12 months.

(5)

If a Named Executive Officer’s employment is terminated during the 24-month period following a change in control, we are obligated to (i) in the case of Ms. John, continue her base salary for 24 months and pay her target bonus amount for the fiscal year in which the termination occurs, and (ii) in the case of the non-CEO Named Executive Officers, continue his or her base salary for 18 months and pay an amount equal to the Named Executive Officer’s target bonus prorated for the year of termination.

CEO PAY RATIO

The Dodd–Frank Wall Street Reform and Consumer Protection Act requires companies to disclose the pay ratio of our Chief Executive Officer to our median employee. We identified our median employee taking into account all full-time, part-time, seasonal and temporary employees. As permitted by Item 402(u) of Regulation S-K, we excluded individuals employed in certain countries, as the total number of these excluded employees is less than 5% of our total worldwide workforce. We included employees in the United States (3,514) and the United Kingdom (941) and excluded employees in Canada (160), Ireland (35), Denmark (25) and China (11).

     To identify the median of annual total compensation of all included employees, we examined the total compensation, our consistently applied compensation measure, for all full pay periods from the beginning of fiscal 2017 through October 1, 2017 (the “Testing Date”) for all included individuals, excluding our Chief Executive Officer, who were employed by us on the Testing Date. We calculated annual total compensation using the same methodology we use for calculating the total compensation of our Named Executive Officers as disclosed in the Summary Compensation Table in this proxy statement. We applied a British pound to U.S. dollar exchange rate to the compensation elements paid in British currency, utilizing the exchange rate as of September 29, 2017, the last business date prior to the Testing Date. We did not make any assumptions, adjustments, or estimates with respect to total compensation, and we did not annualize the compensation for any employees.

The 2017 annual total compensation of our Chief Executive Officer was $1,894,435, and the 2017 annual total compensation for the median employee was $6,198. The resulting ratio of our Chief Executive Officer’s pay to the pay of our median employee for fiscal year 2017 is 305.7 to 1. We believe it is noteworthy that given the nature of our business, a significant number of our employees are part-time, seasonal or temporary employees. Furthermore, the ratio of our Chief Executive Officer annual total compensation to that of the median employee was impacted by the fact that approximately 20% of our employees are located in the United Kingdom where applicable wage regulations for younger workers resulted in a higher pay ratio.

PROPOSAL NO. 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Ernst & Young LLP served as the Company’s independent registered public accounting firm for the year ended December 30, 2017. The Audit Committee of the Board of Directors has appointed Ernst & Young LLP to act in that capacity for fiscal 2018, which ends on February 2, 2019. A representative of Ernst & Young LLP is expected to be present at the annual meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions from stockholders.

Although the Company is not required to submit this appointment to a vote of the stockholders, the Audit Committee of the Board of Directors continues to believe it appropriate as a matter of policy to request that the stockholders ratify the appointment of Ernst & Young LLP as principal independent registered public accounting firm. If the stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and consider whether to retain Ernst & Young LLP or appoint another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING FEBRUARY 2, 2019.

Principal Accountant Fees

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the fiscal years ended December 30, 2017 and December 31, 2016, as well as fees billed for other services rendered by Ernst & Young LLP during those periods:

	Fiscal 2017	Fiscal 2016
Audit Fees(1)	$828,031	$786,400
Audit-Related Fees	7,000	2,000
Tax Fees(2)	218,548	394,600
All Other Fees	—	—
Total Fees	$1,053,579	$1,183,000

(1)

Audit Fees are fees paid for professional services rendered for the audit of the Company’s annual consolidated financial statements, reviews of the Company’s interim consolidated financial statements and statutory audit requirements at certain non-U.S. locations.

(2)	Tax Fees are fees paid for an international expansion review, transfer pricing studies, compliance services and tax consultation.

Policy Regarding Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm

The Audit Committee Charter requires the Audit Committee’s pre-approval of all audit and permitted non-audit services to be performed for the Company by the independent registered public accounting firm. In determining whether proposed services are permissible, the Audit Committee considers whether the provision of such services is compatible with maintaining auditor independence. As part of its consideration of proposed services, the Audit Committee may consult with management, but may not delegate this authority to management. Pursuant to a delegation of authority from the Audit Committee, the Chair of the Audit Committee may pre-approve such audit or permitted non-audit services. If the Chair approves any such services, any such approvals are presented to the full Audit Committee at the next scheduled Audit Committee meeting. All of the services performed by Ernst & Young LLP during the 2017 and 2016 fiscal years were pre-approved by the Audit Committee.

PROPOSAL NO. 3. ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

We are asking our stockholders to provide advisory approval of the compensation of our Named Executive Officers. As described in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation and Development Committee has designed and implemented executive compensation programs that are intended to align with our stockholders’ interests. The fundamental objectives of our executive compensation program are to attract and retain highly qualified executive officers, to motivate these executive officers to materially contribute to our long-term business success, and to align the interests of our executive officers and stockholders by rewarding our executives for individual and corporate performance based on targets established by the Compensation and Development Committee. We believe that the information provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in the “Compensation Discussion and Analysis” portion, demonstrates that our executive compensation program was designed appropriately to meet these objectives. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Named Executive Officers, as disclosed in the proxy statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, and other related disclosure.”

While this vote is advisory, and not binding on our Company, it will provide information to our Compensation and Development Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Committee will be able to consider when determining executive compensation for the remainder of fiscal 2018 and beyond.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-BINDING BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION.

REPORT OF THE AUDIT COMMITTEE

The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting processes. Management is responsible for the Company’s financial statements and overall reporting process, including the system of internal controls. The independent auditors are responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles.

The Audit Committee submits the following report pursuant to the SEC rules:

•

The Audit Committee has reviewed and discussed with management and with Ernst & Young LLP, the Company’s independent registered public accounting firm, the audited consolidated financial statements of the Company for the year ended December 30, 2017 (the “2017 Financial Statements”).

•

Ernst & Young LLP has advised the management of the Company and the Audit Committee that it has discussed with them all the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, “Communications with Audit Committees.”

•

The Audit Committee has received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed Ernst & Young LLP’s independence with them.

•

Based upon the aforementioned review, discussions and representations of Ernst & Young LLP, and the unqualified audit opinion presented by Ernst & Young LLP on the 2017 Financial Statements, the Audit Committee recommended to the Board of Directors that the 2017 Financial Statements be included in the Company’s Annual Report on Form 10-K for the 2017 fiscal year and that Ernst & Young LLP be selected as the independent registered public accounting firm for the Company for fiscal 2018.

Submitted by the Audit Committee of the Board of Directors:

Michael Shaffer, Chairman
Maxine Clark
Robert L. Dixon, Jr.
Craig Leavitt

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Our Board of Directors has adopted a policy to provide a process for holders of our securities to send written communications to our Board. Any stockholder wishing to send communications to our Board should send the written communication and the following information to our Corporate Secretary, Build-A-Bear Workshop, Inc., 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114:

•	stockholder’s name, number and type of securities owned, length of period held, and proof of ownership;
•	name, age, business and residential address of stockholder; and
•	any individual Director or committee to which the stockholder would like to have the written statement and other information sent.

The Corporate Secretary, or his or her designee, will collect and organize all of such stockholder communications as he or she deems appropriate and, at least once each fiscal quarter, forward these materials to the Non-Executive Chairman, any committee Chair or individual Director. The Corporate Secretary may refuse to forward material which he or she determines in good faith to be scandalous, threatening or otherwise inappropriate for delivery. The Corporate Secretary will also maintain copies of such materials.

SELECTION OF NOMINEES FOR THE BOARD OF DIRECTORS

The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board candidates to serve as members of the Board. The Nominating and Corporate Governance Committee has not adopted specific, minimum qualifications that nominees must meet in order for the Nominating and Corporate Governance Committee to recommend them to the Board, but rather, each nominee is individually evaluated based on his or her individual merits, taking into account our needs and the composition of the Board. The Nominating and Corporate Governance Committee seeks independent Directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. Candidates should have substantial experience with one or more publicly traded national or multinational companies or shall have achieved a high level of distinction in their chosen fields. The Nominating and Corporate Governance Committee has not adopted a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, and ethnicity. The Nominating and Corporate Governance Committee will consider candidates submitted by a variety of sources including, without limitation, incumbent Directors, stockholders and our management. Periodically, the Company has engaged independent third party search firms to assist the Company in identifying and evaluating qualified Board candidates.

In all cases, members of the Nominating and Corporate Governance Committee discuss and evaluate each potential candidate’s educational background, employment history, outside commitments and other relevant factors in detail, and suggest individuals qualified to serve on the Board to explore in more depth. Once a candidate is identified whom the Nominating and Corporate Governance Committee wants to seriously consider and move toward nomination, the Chairman of the Nominating and Corporate Governance Committee, or his or her designee, meets with that nominee to evaluate his or her potential interest in serving on the Board and sets up interviews with the full Nominating and Corporate Governance Committee.

Any stockholder or interested party wishing to submit a candidate for consideration should send the following information to the Corporate Secretary, Build-A-Bear Workshop, Inc., 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114:

•	stockholder’s name, number of shares owned, length of period held, and proof of ownership;
•	name, age and address of candidate;
•

a detailed resume describing, among other things, the candidate’s educational background, occupation, employment history, and material outside commitments (for example, memberships on other boards and committees, charitable foundations and the like);

•	a supporting statement which describes the candidate’s reasons for seeking election to the Board and documents his or her ability to serve on the Board;
•	any information relating to the candidate that is required to be disclosed in the solicitation of proxies for election of Directors;
•	a description of any arrangements or understandings between the stockholder and the candidate;
•	any other information that would be useful to the Committee in considering the candidate; and
•	a signed statement from the candidate, confirming his or her willingness to serve on the Board.

The Corporate Secretary will promptly forward such materials to the Nominating and Corporate Governance Committee Chair and the Non-Executive Chairman. The Corporate Secretary will also maintain copies of such materials for future reference by the Nominating and Corporate Governance Committee when filling Board positions. The same criteria apply with respect to the Nominating and Corporate Governance Committee’s evaluation of all candidates for membership to the Board. However, separate procedures will apply, as provided in the bylaws, if a stockholder wishes to submit at an annual meeting a Director candidate who is not approved by the Nominating and Corporate Governance Committee or the full Board.

STOCKHOLDER PROPOSALS

Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as Directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not more than 120 days or less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, or between January 10, 2019 and February 9, 2019, in the case of the 2019 annual meeting. However, in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder, in order to be timely, must be received no later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for Directors at an annual meeting of stockholders.

Stockholder proposals intended to be presented at the 2019 annual meeting must be received by the Company at its principal executive office no later than November 29, 2018 in order to be eligible for inclusion in the Company’s proxy statement and proxy relating to that meeting. Upon receipt of any proposal, the Company will determine whether to include such proposal in accordance with regulations governing the solicitation of proxies.

OTHER MATTERS

Management does not intend to bring before the meeting any matters other than those specifically described above and knows of no matters other than the foregoing to come before the meeting. If any other matters or motions properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the recommendation of management on such matters or motions, including any matters dealing with the conduct of the meeting.

By Order of the Board of Directors

Eric Fencl
Chief Administrative Officer, General Counsel and Secretary

MARCH 29, 2018

APPENDIX A

DIRECTIONS TO THE COMPANY’S WORLD BEARQUARTERS

1954 INNERBELT BUSINESS CENTER DRIVE

ST. LOUIS, MISSOURI 63114

Build-A-Bear Workshop’s World Bearquarters is located at 1954 Innerbelt Business Center Drive. Signs will be posted in the parking lot to direct you to the appropriate entrance.

FROM LAMBERT INTERNATIONAL AIRPORT

Take I-70 east and merge onto I-170 south via Exit 238B. Take the Page Avenue exit, Exit 4. Turn right onto Page Avenue and right onto Innerbelt Business Center Drive.

FROM DOWNTOWN ST. LOUIS OR ILLINOIS

Take I-70 west and merge onto I-170 south via Exit 238B. Take the Page Avenue exit, Exit 4. Turn right onto Page Avenue and right onto Innerbelt Business Center Drive.

FROM NORTH COUNTY LOCATIONS

Take I-170 south to the Page Avenue exit, Exit 4. Turn right onto Page Avenue and right onto Innerbelt Business Center Drive.

FROM SOUTH COUNTY LOCATIONS

Take I-270 north to I-64/US-40 east via Exit 12. Merge onto I-170 north. Take the Page Avenue exit, Exit 4. Turn left onto Page Avenue and turn right onto Innerbelt Business Center Drive.

FROM WEST COUNTY LOCATIONS

Take I-64/US-40 east and merge onto I-170 north. Take the Page Avenue exit, Exit 4. Turn left onto Page Avenue and turn right onto Innerbelt Business Center Drive.

A-1

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 9, 2018.

Vote by Internet

- Go to **www.investorvote.com/BBW**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors;

	For	Against	Abstain
01 - Robert L. Dixon, Jr.	☐	☐	☐
02 - Michael Shaffer	☐	☐	☐

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL OF THE NOMINEES FOR DIRECTOR, AND "FOR" PROPOSALS 2, 3 and 4.

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

02S86D

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The Proxy Statement and the 2017 Annual Report to Stockholders are available at:
https://materials.proxyvote.com/120076

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Build-A-Bear Workshop, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BUILD-A-BEAR WORKSHOP, INC.

The undersigned hereby appoints President and Chief Executive Officer Sharon John, Chief Financial Officer Voin Todorovic, and Chief Administrative Officer, General Counsel and Secretary Eric Fencl, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Build-A-Bear Workshop, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held on May 10, 2018 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)